UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    _________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                    _________

                          General Maritime Corporation
             (Exact Name of Registrant as Specified in Its Charter)


    Republic of the Marshall Islands                     06-159-7083
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

                299 Park Avenue
                 Second Floor
               New York, New York                              10171
    (Address of Principal Executive Offices)                 (Zip Code)

                                    _________


            If this form relates to               If this form relates to
            the registration of a                 the registration of a
            class of securities                   class of securities
            pursuant to Section 12(b)             pursuant to Section
            of the Exchange Act and               12(g) of the Exchange
            is effective pursuant to              Act and is effective
            General Instruction                   pursuant to General
            A.(c), please check the               Instruction A.(d),
            following box. |X|                    please check the
                                                  following box. |_|

                                    _________

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of Each Class                  Name of Each Exchange on Which
            to be so Registered                  Each Class is to be Registered
            -------------------                  ------------------------------
            Series A Junior Participating
            Preferred Stock Purchase Rights      New York Stock Exchange


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                    _________________________________________
                                (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

         On December 2, 2005, the Board of Directors of General Maritime Corporation (the "Corporation") approved the adoption of a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of the Corporation's Common Stock to shareholders of record on the close of business on December 7, 2005. Each Right is nominally exercisable, upon the occurrence of certain events, for one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a purchase price of $175.00 per unit, subject to adjustment. The Rights will expire on December 5, 2015 (the "Expiration Date"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Corporation and Mellon Investor Services LLC, as Rights Agent. The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is attached as Exhibit 1 to this Form 8-A and is incorporated herein by reference. All capitalized terms used and not otherwise defined shall have the definitions assigned to such terms in the Rights Agreement.

         Certificates. Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of
(i) ten business days (or such later date as may be determined by the Corporation's Board of Directors) following the date (the "Stock Acquisition Date") of the first public disclosure by the Corporation or otherwise that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (20% or more of the outstanding shares of Common Stock in the case of certain acquisitions by institutional investors);
(ii) ten business days (or such later date as may be determined by the Corporation's Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock; or (iii) the first date on which a Business Combination is deemed to occur (the "Triggering Events").

         No person will become an Acquiring Person as a result of a Qualified Offer. A Qualified Offer must satisfy the following conditions: the offeror must publicly announce a tender offer for all outstanding Common Stock of the Corporation; the consideration offered must be all cash, and must be the same for all holders; the offer must be conditional upon the offeror beneficially owning a majority of the outstanding Common Stock of the Corporation on consummation of the offer, and the offeror must irrevocably commit that if the offer is consummated, holders who do not tender their Common Stock shall receive the offer consideration in a back-end merger; the offeror must indicate its source of financing and such financing is unconditionally available; the offeror must make appropriate SEC filings; the offeror must not otherwise trigger the Rights; and holders of at least 75% of the outstanding Common Stock of the Corporation must state in writing that the offer should be deemed a Qualified Offer.

         Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates; (ii) new Common Stock certificates issued will contain a notation incorporating the Rights Agreement by reference; and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

         Expiration and Exercise. The Rights are not exercisable until the Distribution Date and will expire at the earliest of the Expiration Date, the Exchange Date or the date set by resolution of the Board of Directors of the Corporation for the redemption of the Rights.

         As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

         Transactions in which Corporation is the Surviving Entity ("Flip In"). If a Person becomes an Acquiring Person, ten business days after the first public disclosure of such event (or such later date as may be

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

determined by the Corporation's Board of Directors), each holder of a Right, other than an Acquiring Person or an Associate or Affiliate of an Acquiring Person, will have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Corporation) having a value equal to two times the exercise price of the Right. For example, at an exercise price of $175.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Triggering Event would entitle its holder to purchase $350.00 worth of Common Stock (or other consideration, as noted above) for $175.00. Assuming that Common Stock had a per share value of $50.00 at such time, the holder of each valid Right would be entitled to purchase seven (7) shares of Common Stock for $175.00. Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person will be null and void.

         If a tender offer to purchase 15% or more of the outstanding Common Stock is announced, then 10 business days later (unless the Board of Directors takes action to delay exercisability of the Rights or unless an Acquiring Person becomes such), each Right will become exercisable for Preferred Stock. If thereafter the Stock Acquisition Date occurs, the Rights will become exercisable for Common Stock, as provided in the preceding paragraph.

         Transactions in which Corporation is not the Surviving Entity ("Flip-Over"). If at any time following the Stock Acquisition Date, the Corporation is acquired in a merger or other business combination transaction or 50% or more of the Corporation's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

         Exchange Feature. At any time after the later to occur of the Stock Acquisition Date and the Distribution Date and prior to the acquisition by a Person or group of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such Person or group which will have become void), in whole or in part, at an exchange rate of one share of Common Stock (or a combination of cash, property, Common Stock or other securities having an equal value) per Right (subject to adjustment).

         Adjustment for Dilution. The Purchase Price payable and the number of shares of Common Stock or Preferred Stock issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. Adjustments will be made to reflect dividends (other than regular periodic cash dividends), distributions, subdivisions, combinations, reclassification or the granting of certain rights or warrants with respect to the Common Stock or the Preferred Stock, as appropriate.

         Redemption. At any time prior to the later of the Share Acquisition Date and the Distribution Date, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $.01 per Right. The Rights expire ten years from the date of the first issuance of the Rights. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price. Rights are not exercisable while subject to redemption.

         Shareholder Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Corporation, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Corporation or for common stock of the acquiring company as set forth above.

         Amendments. Any of the provisions of the Rights Agreement may be amended by a majority of the Corporation's Board of Directors prior to the later to occur of the Stock Acquisition Date and the Distribution Date. From and after the later to occur of the Stock Acquisition Date and the Distribution Date, the provisions of the Rights Agreement may be amended by the Board to cure any ambiguity, to correct or supplement any provision contained in the Rights Agreement which may be defective or inconsistent with any other provision in the Rights Agreement or to change or supplement the provisions of the Rights Agreement in any manner which the Corporation may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

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

Item 2.     Exhibits.

      1. Rights Agreement, dated as of December 5, 2005, between General Maritime Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the Form of Rights Certificates and as Exhibit C thereto a Summary of Rights to Purchase Preferred Stock.

      2. Press Release issued by General Maritime Corporation, dated as of December 5, 2005.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    GENERAL MARITIME CORPORATION


                                    By: /s/ Peter C. Georgiopoulos
                                       ----------------------------------------
                                       Peter C. Georgiopoulos
                                       Chairman of the Board and Chief Executive
                                       Officer

Date: December 5, 2005

                                                                       Exhibit 1





                         General Maritime Corporation

                                     and

                        Mellon Investor Services LLC,
                               as Rights Agent


                               RIGHTS AGREEMENT

                         Dated as of December 5, 2005

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Section 1.  Certain Definitions...............................................1

Section 2.  Appointment of Rights Agent.......................................9

Section 3.  Issuance of Rights Certificates...................................9

Section 4.  Form of Rights Certificates......................................10

Section 5.  Execution, Countersignature and Registration.....................11

Section 6.  Transfer, Division, Combination and Exchange of
            Rights Certificates; Mutilated, Destroyed, Lost or
            Stolen Rights Certificates.......................................12

Section 7.  Exercise of Rights; Purchase Price; Expiration Date of Rights....13

Section 8.  Cancellation and Destruction of Rights Certificates..............15

Section 9.  Reservation and Availability of Preferred Stock..................15

Section 10. Preferred Stock Record Date......................................17

Section 11. Adjustments to Purchase Price, Number of Shares or
            Number of Rights.................................................17

Section 12. Certification of Adjustments.....................................24

Section 13. Consolidation, Merger or Sale or Transfer of Property,
            Assets or Earning Power..........................................25

Section 14. Fractional Rights and Fractional Shares..........................27

Section 15. Rights of Action.................................................29

Section 16. Agreement of Rights Holders Concerning Transfer and
            Ownership of Rights..............................................30

Section 17. Rights Holder Not Deemed a Shareholder...........................30

Section 18. Concerning the Rights Agent......................................31

Section 19. Merger or Consolidation or Change of Name of Rights
            Agent............................................................31

Section 20. Duties of Rights Agent...........................................32

Section 21. Change of Rights Agent...........................................34

Section 22. Issuance of New Rights Certificates..............................35

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

Section 23. Redemption.......................................................35

Section 24. Notice of Certain Events.........................................36

Section 25. Notices..........................................................37

Section 26. Amendments and Supplements.......................................38

Section 27. Successors.......................................................39

Section 28. Benefits of this Agreement; Determinations and
            Actions by the Board of Directors................................39

Section 29. Severability.....................................................39

Section 30. Governing Law....................................................39

Section 31. Counterparts.....................................................40

Section 32. Descriptive Headings.............................................40

Section 33. Grammatical Construction.........................................40

                                RIGHTS AGREEMENT

         Rights Agreement dated as of December 5, 2005, between General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), and Mellon Investor Services LLC.

                                 R E C I T A L S

         The Board of Directors of the Company has authorized and declared the payment of a dividend of one preferred share purchase right (the "Right") for each share of Common Stock (as defined in Section 1) outstanding on the Record Date (as defined in Section 1) and has authorized the issuance of one Right for each share of Common Stock issued between the Record Date and the Distribution Date (as such terms are defined in Section 1), and, in certain cases, following the Distribution Date. Each Right represents, as of the Record Date, the right to purchase one one-hundredth of a share of Preferred Stock (as defined in Section 1) upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

         Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

         (a) (i) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, is (or has previously been, at any time on or after the date of this Agreement, whether or not such Person(s) continues to be) the Beneficial Owner of 15% or more of the Outstanding Common Stock (as defined in this Section 1). However, "Acquiring Person" shall not include any Exempt Person.

             (ii) A Person does not become an "Acquiring Person" solely as the result of (A) an acquisition of Common Stock by the Company or any of its Subsidiaries which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more of the Outstanding Common Stock; or (B) such Person becoming the Beneficial Owner of 15% or more of the Outstanding Common Stock solely as a result of an Exempt Event; provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the Outstanding Common Stock solely by reason of such a share acquisition by the Company or the occurrence of such an Exempt Event and such Person shall, after becoming the Beneficial Owner of such Common Stock, become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then Outstanding Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of an Exempt Event, a stock dividend or a subdivision of the Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an "Acquiring Person"; or
(C) the inadvertent acquisition of beneficial ownership of 15% or more of the Common Stock of the Company if the Board of Directors determines in good faith that such acquisition was inadvertent and such Person immediately divests itself of a sufficient number of shares of Common Stock so that such Person could no longer be an "Acquiring Person"; or (D) if such Person is an Institutional Investor, such Institutional Investor becoming the Beneficial

Owner of 15% or more of the Outstanding Common Stock solely by reason of such Institutional Investor's Regular Trading Activities; provided, however, that if an Institutional Investor becomes the Beneficial Owner of 20% or more of the then Outstanding Common Stock other than solely as the result of the events described in clause (B) or (C) of this Section 1(a)(ii) (and in the case of clause (C), such Institutional Investor immediately divests itself of a sufficient number of shares of Common Stock as that it is no longer the Beneficial Owner of 20% or more of the then Outstanding Common Stock), then such Institutional Investor shall be deemed an "Acquiring Person;" or (E) such Person holds 15% or more of the Outstanding Common Stock as of the date hereof provided that if such Person becomes the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then Outstanding Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of an Exempt Event, a stock dividend or a subdivision of the Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an "Acquiring Person;" or (F) the acquisition of Common Stock in a Qualified Offer or following consummation of a Qualified Offer.

         (b) "Affiliate" of a Person has the meaning given to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

         (c) "Associate" of a Person has the meaning given to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

         (d) Except as provided below, a Person is the "Beneficial Owner" of, and "Beneficially Owns," any securities:

             (i) which such Person or any Affiliate or Associate of such Person Beneficially Owns, directly or indirectly;

             (ii) which such Person or any Affiliate or Associate of such Person has, directly or indirectly, the right or obligation (whether or not then exercisable or effective) to acquire pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided, however, that a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender offer made by or on behalf of such Person or any Affiliate or Associate of such Person until such tendered securities are accepted for purchase or exchange; and provided further, that prior to the occurrence of a Triggering Event, a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, securities obtainable upon exercise of the Rights;

             (iii) which such Person or any Affiliate or Associate of such Person has, directly or indirectly, the right (whether or not then exercisable or effective) to vote, or to direct the voting of, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security pursuant to this clause (iii) if the agreement, arrangement or understanding to vote, or to direct the voting of, such security (A) arises solely from a revocable

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

proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and applicable rules and regulations thereunder and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor schedule or report);

             (iv) which such Person or any Affiliate or Associate of such Person has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any comparable or successor provision); or

             (v) which are Beneficially Owned, directly or indirectly, by any other Person or any Affiliate or Associate of such other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph (iii) of this Section 1(d)) or disposing of any securities of the Company.

         Nothing in this Section 1(d) causes a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "Beneficially Own," any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

         Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, no Person is to be treated as the "Beneficial Owner" of, or to "beneficially own," any securities owned by any other Person that is an Exempt Person.

         (e) "Board of Directors" means the Board of Directors of the Company, as the same is constituted from time to time, or if the Company ceases to exist as a result of a Business Combination or otherwise, the board of directors of the Company's successor, if any.

         (f) "Business Combination" has the meaning set forth in Section 13(a).

         (g) "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York and New Jersey are authorized or obligated by law or executive order to close.

         (h) "Close of Business" on any given date means 5:00 p.m., New York, New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York, New York time, on the next succeeding Business Day.

         (i) "Common Stock" when used with respect to the Company and in any context applicable prior to a Business Combination means the common stock, par value $.01 per share, of the Company (as the same may be changed by reason of any combination, subdivision or reclassification of the Common Stock). "Common Stock" when used with reference to any Person (other than the Company prior to a Business Combination) means shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which shares or units do not limit (as a fixed amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such shares or units or the amount of property

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

or assets distributable on such shares or units upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such shares or units are subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; provided, however, that if at any time there are more than one such class or series of capital stock of or equity interests in such Person, "Common Stock" of such Person will include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time.

         (j) "Current Market Price" per share of Common Stock, Preferred Stock or Equivalent Shares on any date is the average of the daily closing prices per share of such Common Stock, Preferred Stock or Equivalent Shares for the 30 consecutive Trading Days (as defined below in this Section 1(j)) ending on the last Trading Day immediately prior to such date for the purpose of any computation under this Agreement except computations made pursuant to Section 11(a)(iii), and for the 10 consecutive Trading Days immediately following but not including such date for the purpose of any computation under Section 11(a)(iii); provided, however, that in the event that the Current Market Price per share of Common Stock, Preferred Stock or Equivalent Shares is determined during a period following the announcement by the issuer of such Common Stock, Preferred Stock or Equivalent Shares of (i) a dividend or distribution on such Common Stock, Preferred Stock or Equivalent Shares other than a regular quarterly cash dividend, or (ii) any subdivision, combination or reclassification of such Common Stock, Preferred Stock or Equivalent Shares, and prior to the expiration of 30 Trading Days after but not including the "ex-dividend" date for such dividend or distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the "Current Market Price" shall be appropriately adjusted to take into account such dividend, distribution, subdivision, combination or reclassification. The closing price for each Trading Day shall be the last sale price, regular way, on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE") or, if the Common Stock, Preferred Stock or Equivalent Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States national securities exchange on which the Common Stock, Preferred Stock or Equivalent Shares are listed or admitted to trading or, if the Common Stock, Preferred Stock or Equivalent Shares are not listed or admitted to trading on any United States national securities exchange, the closing price quoted on the Nasdaq Stock Market or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by any National Association of Securities Dealers, Inc. quotations system or such other system then in use. If on any such day the Common Stock, Preferred Stock or Equivalent Shares are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Stock, Preferred Stock or Equivalent Shares selected by a majority of the Board of Directors shall be used (which selection shall be final, binding and conclusive for all purposes). If on such day no such market maker is making a market, the fair market value of such shares on such day as determined in good faith by a majority of the Board of Directors or the Board of Directors of the issuer of such Common Stock, Preferred Stock or Equivalent Shares must be used, which determination must be described in a statement filed with the Rights Agent and shall be final,

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

binding and conclusive for all purposes. The term "Trading Day" means a day on which the principal United States national securities exchange on which the Common Stock, Preferred Stock or Equivalent Shares are listed or admitted to trading is open for the transaction of business or, if the Common Stock, Preferred Stock of Equivalent Shares are not listed or admitted to trading on any United States national securities exchange, but are traded in the over-the-counter market and reported by Nasdaq, then any day for which Nasdaq reports the high bid and low asked prices in the over-the-counter market, or if the Common Stock, Preferred Stock or Equivalent Shares are not traded in the over-the-counter market and reported by Nasdaq, then a Business Day. If the Common Stock, Preferred Stock or Equivalent Shares have not been so listed or admitted to trading for 30 or more Trading Days or traded in the over-the-counter market and reported by Nasdaq for 30 or more Trading Days, "Current Market Price" per share means the fair market value per share as determined in good faith by a majority of the Board of Directors, whose determination must be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes.

         (k) "Distribution Date" means the earlier of (i) the tenth Business Day after the Stock Acquisition Date, (ii) the tenth Business Day after the Tender Offer Date and (iii) the first date on which a Business Combination is deemed to occur. The Board of Directors of the Company may, at its election, defer the date set forth in either of clauses (i) or (ii) of the preceding sentence to a specified later date or to an unspecified later date to be determined by a subsequent action or event and shall provide the Rights Agent with prompt written notice thereto.

         (l) "Equivalent Shares" means any class or series of capital stock of the Company, other than the Preferred Stock, which is entitled to participate on a proportional basis with the Preferred Stock in dividends and other distributions, including distributions upon the liquidation, dissolution or winding up of the Company. In calculating the number of any class or series of Equivalent Shares for purposes of Section 11, the number of shares, or fractions of a share, of such class or series of capital stock that is entitled to the same dividend or distribution as a whole share of Preferred Stock shall be deemed to be one share.

         (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

         (n) "Exchange Date" means the time at which the Rights are exchanged pursuant to Section 11(a)(iv).

         (o) "Exempt Event" means with respect to any Person, the acquisition by such Person of Beneficial Ownership of Common Stock of the Company solely as a result of the occurrence of a Triggering Event and the effect of such Triggering Event on the last proviso of clause (ii) of the definition of Beneficial Owner, other than a Triggering Event in which such Person becomes an Acquiring Person.

         (p) "Exempt Person" means (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, and (iv) any Person holding Common Stock for any such employee benefit plan or for employees

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

of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

         (q) "Expiration Date" means the Close of Business on December 5, 2015.

         (r) "Institutional Investor" means a Person who is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over shares of Common Stock.

         (s) "Outstanding Common Stock" shall be determined in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act (or any successor or comparable provision); provided, however, that any such calculation made for purposes of determining the particular percentage of outstanding shares of Common Stock of which any Person is the Beneficial Owner shall also include any such other securities not then actually issued and outstanding which such Person would be deemed to be the Beneficial Owner of, or to "beneficially own," pursuant to Section 1(d).

         (t) "Person" means any individual, firm, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity, and shall include any "group" as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act (or any successor provision).

         (u) "Preferred Stock" means the Company's Junior Participating Preferred Stock, par value $.01 per share, having the rights and preferences set forth in the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock attached hereto as Exhibit A.

         (v) "Principal Party" means (i) in the case of any Business Combination described in clause (i), (ii) or (iii) of the first sentence of Section 13(a),
(A) the Person that is the issuer of any securities into which shares of Common Stock of the Company are converted or for which they are exchanged in such Business Combination or, if there is more than one such issuer, the issuer of the Common Stock which has the greatest aggregate market value or (B) if no securities are so issued, the Person that survives or results from such Business Combination or, if there is more than one such Person, the Person the Common Stock of which has the greatest aggregate market value; and (ii) in the case of any Business Combination described in clause (iv) of the first sentence in
Section 13(a), the Person that receives the greatest portion of the property, assets or earning power transferred pursuant to such Business Combination or, if each Person that is a party to such Business Combination receives the same portion of the property, assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot reasonably be determined, whichever of such Persons is the issuer of the Common Stock which has the greatest aggregate market value; provided, however, that in any such case, if the Common Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act and such Person is a direct or indirect Subsidiary of one or more other Persons, then (A) "Principal Party" refers to whichever of such other Persons has Common Stock that is and has been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act; (B) if the

Common Stocks of two or more of such other Persons are and have been so registered, "Principal Party" refers to whichever of such other Persons is the issuer of the Common Stock which has the greatest aggregate market value; or (C) if the Common Stock of none of such other Persons has been so registered, "Principal Party" refers to whichever of such other Persons (other than an individual) is the Person which has the equity securities with the greatest aggregate market value. In case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth above apply to each of the chains of ownership having an interest in such joint venture as if such Person were a Subsidiary of both or all of such joint venturers and the Principal Parties in each such chain shall bear the obligations set forth in Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

         (w) "Purchase Price" with respect to each Right is initially $175.00 per one one-hundredth of a share of Preferred Stock, shall be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in cash or by certified check or bank draft payable to the order of the Company.

         (x) "Qualified Offer" means an offer to purchase Common Stock that satisfies each of the following conditions: (i) the Person making the offer shall have publicly announced a tender offer, or a bona fide intention to conduct a tender offer, for all outstanding shares of Common Stock; (ii) the consideration offered shall be all cash, and such consideration shall be equal for all holders of Common Stock; (iii) the offer shall be subject to the non-waivable condition that the Person making the offer will beneficially own a majority of the outstanding shares of Common Stock upon consummation of the offer and shall provide that the Person making the offer irrevocably commits that, if the offer is consummated, holders who do not tender their shares in the offer will receive the offer consideration in a merger to be completed as promptly as practicable following consummation of the offer; (iv) the Person making the offer shall indicate the source of financing for the offer and that such financing is unconditionally available to consummate the offer; (v) the Person making the offer shall have made a filing under Section 14A or 14(d) of the Exchange Act setting forth the information in clauses (i), (ii), (iii) and
(iv) above; (vi) the Person making the offer is not an Acquiring Person at the time the offer is first made and shall not have become an Acquiring Person; and
(vii) holders of at least 75% of the outstanding Common Stock shall have stated in a writing delivered to the Secretary of the Company that the offer should be deemed a Qualified Offer under this Agreement.

         (y) "Record Date" means the Close of Business on December 7, 2005.

         (z) "Redemption Date" means the time at which the Rights are scheduled to be redeemed as provided in Section 23.

         (aa) "Redemption Price" has the meaning given to such term in Section
23.

         (bb) "Regular Trading Activities" means trading activities undertaken in the Institutional Investor's normal course of business and not for the purpose of exercising, either alone or in concert with any other Person, power to direct or cause the direction of the management and policies of the Company.

         (cc) "Rights Agent" means (i) Mellon Investor Services LLC, (ii) its successor or replacement as provided in Sections 19 and 21 hereof or (iii) any co-Rights Agent appointed by the Company pursuant to Section 2 hereof.

         (dd) "Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

         (ee) "Stock Acquisition Date" means the first date (including, without limitation, any such date which is on or after the date of this Agreement and prior to the issuance of the Rights) of public disclosure by the Company, an Acquiring Person or otherwise that a Person has become an Acquiring Person.

         (ff) "Subsidiary" has the meaning given to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

         (gg) "Tender Offer Date" means the date of commencement or public disclosure of an intention to commence (including any such commencement or public disclosure which occurs on or after the date of this Agreement and prior to the issuance of the Rights) a tender offer by a Person if, after acquiring the maximum number of securities sought pursuant to such offer, such Person, or any Affiliate or Associate of such Person, would be an Acquiring Person.

         (hh) "Triggering Event" occurs when a Person becomes an Acquiring
Person.

         Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.

         Section 3. Issuance of Rights Certificates.

         (a) Until the Distribution Date: (i) the Rights shall be issued in respect of and shall be evidenced by the certificates representing the shares of Common Stock issued and outstanding on the Record Date and shares of Common Stock issued or which become outstanding after the Record Date and prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date and the Expiration Date (which certificates for Common Stock shall be deemed to also be certificates evidencing the Rights), and not by separate certificates; (ii) the registered holders of such shares of Common Stock shall also be the registered holders of the Rights associated with such shares; and (iii) the Rights shall be transferable only in connection with the transfer of shares of Common Stock and the surrender for transfer of any certificate for such shares of Common Stock shall also constitute the surrender for transfer of the Rights associated with the shares of Common Stock represented thereby. As soon as practicable after the Company has notified the Rights Agent of the occurrence of the Distribution Date, the Company will prepare and execute, and the Company will deliver to the Rights Agent to be countersigned, which the Rights Agent shall do, and the Company shall send or cause to be sent (and the Rights Agent will, if so requested by written notice, and provided with a shareholder list and all other relevant information which the Rights Agent may request, send) by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, as shown by the records of the Company, at the address of such holder shown on such records, one or more certificates evidencing the Rights ("Rights Certificates"), in substantially the form of Exhibit B hereto, evidencing one Right (as adjusted from time to time pursuant to this Agreement) for each share of Common Stock so held. From and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(o), at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

         (b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Stock, in substantially the form of Exhibit C hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Record Date (other than any Acquiring Person or any Associate or Affiliate of any Acquiring Person), at the address of such holder shown on the records of the Company. With respect to certificates for Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with the Summary of Rights. Until the Distribution Date (or the earlier of the Redemption Date and the Expiration Date), the surrender for transfer of any certificate for Common Stock outstanding on the Record Date, with or without a copy of the Summary of Rights, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby.

         (c) Rights shall be issued in respect of all shares of Common Stock which are issued or sold by the Company after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date or the Expiration Date. In addition, in connection with the issuance or sale of Common Stock by the Company following the Distribution Date and prior to the earliest of the Redemption Date, the Exchange Date or the Expiration Date, the Company shall, with respect to Common Stock so issued or sold pursuant to (i) the exercise of stock options issued prior to the Distribution Date or under any employee plan or arrangement created prior to the Distribution Date, or (ii) upon the exercise, conversion or exchange of securities issued by the Company prior to the Distribution Date, issue Rights and Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (x) no such Rights and Rights Certificates shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificates would be issued; and (y) no such Rights and Rights Certificates shall be issued, if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof. Certificates issued after the Record Date representing shares of Common Stock outstanding on the Record Date or shares of Common Stock issued after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Exchange Date and the Expiration Date shall have impressed, printed, written on or otherwise affixed to them a legend substantially in the following form:

            This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between General Maritime Corporation and Mellon Investor Services LLC, as Rights Agent, dated as of December 5, 2005 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of General Maritime Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. General Maritime Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights that were, are or become beneficially owned by Acquiring Persons or their Associates or Affiliates (as such terms are defined in the Rights Agreement) may become null and void and the holder of any of such Rights (including any subsequent holder) shall not have any right to exercise such Rights.

         Section 4. Form of Rights Certificates.

         (a) The Rights Certificates (and the form of election to purchase shares and the form of assignment to be printed on the reverse thereof) shall be in substantially the form of

Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties or obligations of the Rights Agent as set forth in this Agreement) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed or any securities association on whose interdealer quotation system the Rights may be from time to time authorized for quotation, or to conform to usage. Subject to the provisions of this Agreement, the Rights Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of shares of Preferred Stock as shall be set forth therein at the Purchase Price set forth therein, but the number and kind of such securities and the Purchase Price shall be subject to adjustment as provided in this Agreement.

         (b) Notwithstanding any other provision of this Agreement, (i) any Rights Certificate issued pursuant to this Agreement that represents Rights Beneficially Owned or formerly Beneficially Owned, on or after the Distribution Date, by a Person known by the Company to be: (A) an Acquiring Person or an Associate or Affiliate of an Acquiring Person; (B) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee after the Acquiring Person becomes such; or (C) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes or becomes entitled to be a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (x) a direct or indirect transfer (whether or not for consideration) from the Acquiring Person (or from an Associate or Affiliate of such Acquiring Person) to holders of equity interests in such Acquiring Person (or to holders of equity interests in an Associate or Affiliate of such Acquiring Person) or to any Person with whom such Acquiring Person (or an Associate or Affiliate of such Acquiring Person) has any continuing agreement, arrangement or understanding regarding the transferred Rights, or (y) a direct or indirect transfer which a majority of the Board of Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of
Section 7(e); or (ii) any Rights Certificate issued pursuant to this Agreement upon transfer, exchange, replacement or adjustment of any other Rights Certificate Beneficially Owned by a Person referred to in this Section 4(b), shall contain, provided that the Company has notified the Rights Agent that this
Section 4(b) applies and to the extent feasible, the following legend:

            The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in
      Section 7(e) of the Rights Agreement.

         Section 5. Execution, Countersignature and Registration.

         (a) Each Rights Certificate shall be executed on behalf of the Company by the Company's Chairman of the Board, Chief Executive Officer, President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Company's Secretary or an Assistant Secretary, either manually or by facsimile signature. Each Rights Certificate shall be countersigned by the Rights Agent either manually or, if permitted by the Company, by facsimile signature and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed a Rights Certificate shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificate nevertheless may be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the Person who signed such Rights Certificate had not ceased to be such officer of the Company; and any Rights Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign such Rights Certificate, although at the date of the execution of this Agreement any such Person was not such an officer.

         (b) Following the Distribution Date and receipt by the Rights Agent of
(i) written notice of the Distribution Date pursuant to Section 3(a) hereof, and
(ii) a shareholder list and all relevant information requested by the Rights Agent pursuant to Section 3(a) hereof, the Rights Agent shall keep or cause to be kept, at its office designated for such purposes, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced by each Rights Certificate, and the certificate number and the date of issuance of each Rights Certificate.

         Section 6. Transfer, Division, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.

         (a) Subject to the provisions of Section 14, at any time after the Close of Business on the Distribution Date and at or prior to the Close of Business on the earliest of the Redemption Date, the Exchange Date or the Expiration Date, any Rights Certificate or Rights Certificates may be transferred, divided, combined or exchanged for another Rights Certificate or Rights Certificates, entitling the registered holder to purchase a like number of shares of Preferred Stock (or, following a Triggering Event or a Business Combination, other securities, cash or other property, as the case may be) as the Rights Certificate or Rights Certificates surrendered entitled such holder to purchase immediately prior to such surrender. Any registered holder desiring to transfer, divide, combine or exchange any Rights Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Rights Certificates to be transferred, divided, combined or exchanged at the designated office of the Rights Agent. Thereupon the Rights Agent shall countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. As a condition to such transfer, division, combination or exchange, the Company may require payment by the surrendering holder of a sum sufficient to cover any tax or charge that may be imposed in connection therewith. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have duly completed and executed the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or such former or proposed Beneficial Owner) thereof or such Beneficial Owner's Affiliates or Associates as the Company or the Rights Agent shall reasonably request. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Rights holder of applicable taxes and/or charges unless and until it is satisfied that all such taxes and/or charges have been paid.

         (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificate if mutilated, the Company will make and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature by the Rights Agent and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

         Section 7. Exercise of Rights; Purchase Price; Expiration Date of
Rights.

         (a) Each Right shall entitle (except as otherwise provided in this Agreement) the registered holder thereof, upon the exercise thereof as provided in this Agreement, to purchase, for the Purchase Price, at any time after the Distribution Date and prior to the earliest of the Expiration Date, the Exchange Date or the Redemption Date, one one-hundredth (1/100) of a share of Preferred Stock (or other securities, cash or other property or assets, as the case may be, as provided herein), subject to adjustment from time to time as provided in Sections 11 and 13.

         (b) The registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part (except that no fraction of a Right may be exercised) at any time after the Distribution Date and prior to the earliest of the Expiration Date, the Exchange Date or the Redemption Date, by surrendering the Rights Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the designated office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or other securities, cash or other property or assets, as the case may be, as provided herein) as to which the Rights are exercised.

         (c) Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock (or other securities, cash or other property or assets, as the case may be, as provided herein) to be purchased and an amount in cash, certified bank check or bank draft payable to the order of the Company equal to any applicable tax or charge required to be paid by the surrendering holder pursuant to Section 9(d), the Rights Agent shall, subject to the provisions of this Agreement, thereupon promptly (i)(A) requisition from any transfer agent for the Preferred Stock (or make available, if the Rights Agent is the transfer agent for the Preferred Stock) certificates for the total number of one one-hundredths of a share of Preferred Stock to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests), or (B) if the Company shall have elected to deposit the total number of shares of Preferred Stock issuable upon exercise of the Rights with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a share of Preferred Stock as are to be purchased (in which case certificates for the Preferred Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company shall direct the depositary agent to comply with such request; (ii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder; and (iii) if appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with
Section 14 and, promptly after receipt thereof, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate. In the event that the Company is obligated to issue other securities (including shares of Common Stock) of the Company, pay cash and/or distribute other property pursuant to this Agreement, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with this Agreement.

         (d) In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate or to his duly authorized assigns, subject to the provisions of Sections 6 and 14.

         (e) Notwithstanding anything in this Agreement to the contrary, any Rights that are or were formerly Beneficially Owned on or after the Distribution Date by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person; (ii) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes, or becomes entitled to be, a transferee after the Acquiring Person becomes such; or (iii) a direct or indirect transferee of an Acquiring Person (or of an Associate or Affiliate of such Acquiring Person) who becomes, or becomes entitled to be, a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a direct or indirect transfer (whether or not for consideration) from the Acquiring Person (or from an Associate or Affiliate of such Acquiring Person) to holders of equity interests in such Acquiring Person (or to holders of equity interests in any Associate or Affiliate of such Acquiring Person) or to any Person with whom the Acquiring Person (or an Associate or Affiliate of such Acquiring Person) has any continuing agreement, arrangement or understanding regarding the transferred Rights, and (B) a direct or indirect transfer which a majority of the Board of Directors of the Company determines is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this
Section 7(e), shall, from and after the first occurrence of a Triggering Event and without any further action, be null and void and no holder of such Rights shall have any rights whatsoever with respect to such Rights whether under this Agreement or otherwise; provided, however, that, in the case of transferees described in clause (ii) or clause (iii) of this Section 7(e), any Rights beneficially owned by such transferee shall be null and void only if and to the extent such Rights were formerly beneficially owned by a Person who was, at the time such Person beneficially owned such Rights, or who later became, an Acquiring Person or an Affiliate or Associate of such Acquiring Person. The Company shall promptly notify the Rights Agent in writing when this Section 7(e) applies and shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and of Section 4(b) are complied with but neither the Company nor the Rights Agent shall have liability to any holder of a Rights Certificate or to any other Person as a result of the Company's failure to make, or any delay in making (including any such failure or delay by the Board of Directors of the Company), any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees under this Section 7(e) or any other provision of this Agreement.

         (f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the registered holder of a Rights Certificate upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) duly and properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former or proposed Beneficial Owner) thereof or the Affiliates or Associates of such Beneficial Owner (or former or proposed Beneficial Owner) as the Company or the Rights Agent shall reasonably request.

         Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, division, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Rights Certificates shall be issued in lieu therefor except as expressly permitted by the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Rights Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Rights Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

         Section 9. Reservation and Availability of Preferred Stock.

         (a) The Company covenants and agrees that it will cause to be reserved and kept available at all times out of its authorized and unissued shares of Preferred Stock or its authorized and issued shares of Preferred Stock held in its treasury (and, following the occurrence of a Triggering Event or a Business Combination, out of its authorized and unissued shares of Common Stock and/or other securities or out of its authorized and issued shares of Common Stock and/or other securities held in its treasury) free from preemptive rights or any right of first refusal, a sufficient number of shares of Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

         (b) The Company further covenants and agrees, so long as the Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) issuable upon the exercise of Rights may be listed on any United States national securities exchange or quoted on any automated quotation system, to use its reasonable best efforts to cause, from and after the time that the Rights become exercisable, all such shares and/or other securities reserved for such issuance to be listed on such exchange or quoted on such automated quotation system upon official notice of issuance upon such exercise.

         (c) The Company further covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Preferred Stock (and, following the occurrence of a Triggering Event or a Business Combination, shares of Common Stock and/or other securities) delivered upon the exercise of Rights shall, at the time of delivery of the certificates for such shares and/or such other securities (subject to payment of the Purchase Price), be duly and validly authorized and issued, fully paid, nonassessable, freely tradeable, not subject to liens or encumbrances, and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof, of any kind or nature whatsoever.

         (d) The Company further covenants and agrees that it will pay when due and payable any and all taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any certificates for shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to (i) pay any tax or charge which may be payable in respect of any transfer involved in the issuance or delivery of any Rights Certificates or the issuance or delivery of any certificates for shares of Preferred Stock (or Common Stock and/or other securities as the case may be) to a Person other than, or in a name other than that of, the registered holder of the Rights Certificate evidencing Rights surrendered for exercise; or (ii) transfer or deliver any Rights Certificate or issue or deliver any certificates for shares of Preferred Stock (or Common Stock and/or other securities as the case may be) upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax or charge is due.

         (e) The Company shall use its reasonable best efforts (i) as soon as practicable following the Distribution Date (provided the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii)), to prepare and file a registration statement on an appropriate form under the Securities Act with respect to the securities purchasable upon exercise of the Rights; (ii) to cause such registration statement to become effective as soon as practicable after such filing; and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which Rights are no longer exercisable for such securities or (B) the Expiration Date. The Company shall also use its reasonable best efforts to take such action as may be necessary or appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercise of the Rights. The Company may temporarily suspend, for a period of time not to exceed 90 days after the date set forth in clause (i) of this Section 9(e), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall make a public announcement stating that the exercisability of the Rights has been temporarily suspended (with prompt written notice thereof to the Rights Agent), as well as a public announcement at such time as the suspension is no longer in effect (with prompt written notice thereof to the Rights Agent). The Company shall notify the Rights Agent whenever it makes a public announcement pursuant to this Section 9(e), and send the Rights Agent a copy of the announcement. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification in such jurisdiction shall have been obtained and until a registration statement has been declared effective under the Securities Act.

         Section 10. Preferred Stock Record Date. Each Person in whose name any certificate for shares of Preferred Stock (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Stock (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (or Common Stock and/or such other securities, as the case may be) on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Stock (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open.

         Section 11. Adjustments to Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number and kind of securities, cash and other property obtainable upon exercise of each Right and the number of Rights outstanding shall be subject to adjustment from time to time as provided in this
Section 11.

         (a) (i) In the event the Company shall at any time on or after the date of this Agreement (A) pay a dividend or make a distribution on the outstanding shares of Preferred Stock payable in shares of Preferred Stock, (B) subdivide (by a stock split or otherwise) the outstanding Preferred Stock into a larger number of shares, (C) combine (by a reverse stock split or otherwise) the outstanding Preferred Stock into a smaller number of shares, or (D) issue any securities in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), except as otherwise provided in this
Section 11(a), then in each such event the Purchase Price and the Redemption Price set forth in Section 23, as each is in effect at the time of the record date for such dividend or distribution, or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock or interests therein issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock or interests therein which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii), the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii).

         (ii) Upon the first occurrence of a Triggering Event, proper provision shall be made so that each holder of a Right, except as otherwise provided in this Agreement, shall have the right to receive following the later to occur of the Stock Acquisition Date and the Distribution Date, and the Company shall issue, upon exercise thereof at a price equal to the then-current Purchase Price multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable in accordance with the terms of this Agreement, in lieu of the number of one one-hundredths of a share of Preferred Stock or other securities receivable upon exercise of a Right prior to the occurrence of the Triggering Event, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the number of one-hundredths of a share of Preferred Stock or other securities for which a Right was then exercisable (without giving effect to such Triggering Event) and (y) dividing that product by 50% of the Current Market Price per share of Common Stock on the date of the occurrence of the Triggering Event (such number of shares being referred to as the "Adjustment Shares"); provided, however, that if the transaction or event that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13, then only the provisions of Section 13 shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii). Upon the occurrence of such Triggering Event, the Purchase Price required to be paid in order to exercise a Right shall be unchanged, and the Purchase Price shall be appropriately adjusted to reflect, and shall thereafter mean, the amount required to be paid per share of Common Stock upon exercise of a Right.

         (iii) In lieu of issuing shares of Common Stock in accordance with
Section 11(a)(ii), the Company may, if a majority of the Board of Directors of the Company determines that such action is necessary or appropriate and not contrary to the interests of holders of Rights, elect to, and, if the number of shares of Common Stock which are authorized by the Company's certificate of incorporation, but which are not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, are not sufficient to permit the exercise in full of the Rights in accordance with Section 11(a)(ii), the Company shall take all such action as may be necessary to authorize, issue or pay, upon the exercise of Rights, cash (including by way of a reduction of the Purchase Price), debt securities, property, assets or other equity securities of the Company (including, without limitation, shares or units of shares of preferred stock) which the Board of Directors of the Company has determined (which determination shall be final, binding and conclusive for all purposes) to have essentially the same value or economic rights as shares of Common Stock (such equity securities referred to herein as "Common Stock Equivalents), or any combination of the foregoing, having an aggregate value equal to the value of the Adjustment Shares which otherwise would have been issuable pursuant to
Section 11(a)(ii), which aggregate value shall be determined by a majority of the Board of Directors (which determination shall be final, binding and conclusive for all purposes). If a majority of the Board of Directors determines to issue or deliver any equity securities (other than Common Stock or Common Stock Equivalents), debt securities and/or other property or assets pursuant to this Section 11(a)(iii), the value of such securities and/or property or assets shall be determined by a majority of the Board of Directors of the Company based upon the advice of a nationally recognized investment banking firm selected by a majority of the Board of Directors of the Company (which determination shall be final, binding and conclusive for all purposes). If the Company is required to make adequate provision to deliver value pursuant to the first sentence of this
Section 11(a)(iii) and the Company shall not have made such adequate provision to deliver value within ninety (90) days following the later to occur of the Stock Acquisition Date and the Distribution Date (the "Substitution Period"), then notwithstanding any provision of Section 11(a)(ii) or this Section 11(a)(iii) to the contrary, the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, shares of Common Stock (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the excess of the value of the Adjustment Shares over the Purchase Price. If both Common Stock and cash are to be delivered pursuant to the preceding sentence, amounts of both Common Stock and cash shall be delivered upon surrender of each Right in a ratio of Common Stock to cash that bears the same ratio as the total value of all Common Stock to be delivered (as determined pursuant to this Section 11(a)(iii)) bears to the total value of all cash to be delivered; provided, however, that the Company may adjust such ratio to avoid issuing any fractional shares of Common Stock so long as the method of adjustment is applied consistently to each holder of Rights entitled to receive value with respect thereto pursuant to this Section 11(a)(iii). To the extent that the Company determines that some action is to be taken pursuant to the first and/or third sentences of this Section 11(a)(iii), the Company may suspend the exercisability of the Rights but in no event to a time later than the expiration of the Substitution Period. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. For purposes of this Section 11(a)(iii), the value of each Adjustment Share shall be the Current Market Price per share of the Common Stock on the Stock Acquisition Date and the per share or per unit value of any Common Stock Equivalent shall be deemed to equal the Current Market Price per share of the Common Stock on such date.

         (iv) A majority of the Board of Directors of the Company may, at its option, at any time and from time to time after the later to occur of the Stock Acquisition Date and the Distribution Date, cause the Company to exchange, for all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of
Section 7(e)), shares of Common Stock or Common Stock Equivalents at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring on or after the date of this Agreement (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Any partial exchange shall be effected on a pro rata basis based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e)) held by each holder of Rights. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Outstanding Common Stock.

         Immediately upon the action of a majority of the Board of Directors of the Company ordering the exchange of any Rights pursuant to this Section 11(a)(iv) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock and/or Common Stock Equivalents equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange and, in addition, the Company shall promptly mail a notice of any such exchange to all of the holders of such Rights in accordance with
Section 25; provided, however, that the failure to give, any delay in giving or any defect in, such notice shall not affect the validity of such exchange. Each such notice of exchange will state the method by which the exchange of the Common Stock or Common Stock Equivalents for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. In the event that the number of shares of Common Stock which is authorized but not outstanding or reserved for issuance for a purpose other than exercise of the Rights is not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 11(a)(iv), the Board of Directors of the Company shall take all such action within its power as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights. The Company shall not be required to issue fractions of shares of Common Stock or Common Stock Equivalents or to distribute certificates which evidence fractional shares of Common Stock or Common Stock Equivalents. In lieu of such fractional shares of Common Stock or Common Stock Equivalents, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock or Common Stock Equivalents would otherwise be issuable an amount in cash equal to the product derived by multiplying (x) the subject fraction, by (y) the last sale price of the Company's Common Stock on the fifth Trading Day following the public announcement of the exchange by the Company, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case on a when issued basis (taking into account the exchange), as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE (or, if the Company's Common Stock is not so listed or traded, then as determined in the manner provided under the definition of "Current Market Price," adjusted to take into account the exchange). For the purposes of this Section 11(a)(iv), the value of any Common Stock Equivalent on any date shall be the same as the value of the Common Stock, as determined pursuant to the previous sentence, on such date.

         (b) If the Company shall at any time on or after the date of this Agreement fix a record date for the issuance of rights, options or warrants to holders of Preferred Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Stock or Equivalent Shares (or securities convertible into or exchangeable for Preferred Stock or Equivalent Shares) at a price per share of Preferred Stock or Equivalent Shares (or, in the case of a convertible or exchangeable security, having a conversion or exchange price per share of Preferred Stock or Equivalent Shares) less than the Current Market Price per share of Preferred Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Preferred Stock and Equivalent Shares (if any) outstanding on such record date, plus the number of shares of Preferred Stock or Equivalent Shares, as the case may be, which the aggregate exercise, conversion and/or exchange price for the total number of shares of Preferred Stock or Equivalent Shares, as the case may be, which are obtainable upon exercise, conversion and/or exchange of such rights, options, warrants or convertible or exchangeable securities would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Preferred Stock and Equivalent Shares (if any) outstanding on such record date, plus the number of additional shares of Preferred Stock or Equivalent Shares, as the case may be, which may be obtained upon exercise, conversion and/or exchange of such rights, options, warrants or convertible or exchangeable securities. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes. Preferred Stock and Equivalent Shares owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options or warrants are not issued following such adjustment, the Purchase Price shall be readjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.

         (c) In case the Company shall at any time on or after the date of this Agreement fix a record date for the making of a distribution to holders of Preferred Stock (including any such distribution made in connection with a reclassification of the Preferred Stock or a consolidation or merger in which the Company is the surviving corporation) of securities (other than Preferred Stock and rights, options, warrants or convertible or exchangeable securities referred to in Section 11(b)), cash (other than a regular periodic cash dividend at an annual rate not in excess of: (x) 125% of the annual rate of the regular cash dividend paid on the Preferred Stock during the immediately preceding fiscal year (or, if the Preferred Stock was not outstanding during such preceding fiscal year, then 125% of the annual rate of the regular cash dividend paid on the Common Stock during such year), or (y) in the event that a regular cash dividend was not paid on the Preferred Stock (or Common Stock) during such preceding fiscal year, 5% of the Current Market Value of the Preferred Stock on the date such regular cash dividend was first declared), property, evidences of indebtedness, or assets, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price per share of Preferred Stock on such record date, less the fair market value (as determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a written statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes) of the portion of such securities, cash, property, evidences of indebtedness or assets to be so distributed in respect of one share of Preferred Stock, and the denominator of which shall be such Current Market Price per share of Preferred Stock on such record date. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not made following such adjustment, the Purchase Price shall be readjusted to be the Purchase Price that would have been in effect if such record date had not been fixed.

         (d) Except as provided below, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent, to the nearest one hundred-thousandth of a share of Common Stock, or to the nearest one hundred-thousandths of a share of Preferred Stock. Notwithstanding the first sentence of this Section 11(d), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment and (ii) the Expiration Date.

         (e) If, as a result of an adjustment made pursuant to Section 11(a) or
Section 13(a), the holder of any Right thereafter exercised shall become entitled to receive any securities of the Company other than shares of Preferred Stock, thereafter the Purchase Price and the number of such other securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Preferred Stock contained in this
Section 11 and the
provisions of Sections 7, 9, 10, 12, 13, 14 and 24 with respect to the shares of Preferred Stock shall apply on like terms to any such other securities.

         (f) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of shares of Preferred Stock or other securities, cash or other property purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided in this Agreement.

         (g) Unless the Company shall have exercised its election as provided in
Section 11(h), upon each adjustment of the Purchase Price as a result of any calculation made pursuant to Sections 11(a)(i), 11(b) and 11(c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a share of Preferred Stock (calculated to the nearest one hundred-thousandths of a share of Preferred Stock) obtained by (i) multiplying the number of one one-hundredths of a share of Preferred Stock covered by a Right immediately prior to adjustment pursuant to this Section 11(g) by the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

         (h) The Company may elect, on or after the date of any adjustment of the Purchase Price or any adjustment to the number of shares of Preferred Stock for which a Right may be exercised, to adjust the number of Rights, in lieu of an adjustment in the number of one one-hundredths of a share of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right outstanding prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one hundred-thousandth) obtained by dividing the Purchase Price in effect immediately prior to such adjustment by the Purchase Price in effect immediately after such adjustment. The Company shall make a public announcement of its election to adjust the number of Rights (with prompt written notice thereof to the Rights Agent), indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least 10 days after the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this
Section 11(h) the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date a new Rights Certificate evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record, in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment and upon surrender thereof (if required by the Company), new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates to be so distributed shall be issued, executed and countersigned in the manner provided for in this Agreement (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

         (i) Irrespective of any adjustment or change in the Purchase Price or the number or kind of shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per one one-hundredth of a share of Preferred Stock and the number of shares of Preferred Stock which were expressed in the initial Rights Certificates issued hereunder.

         (j) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of one one-hundredth of a share of Preferred Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable one one-hundredth shares of such Preferred Stock at such adjusted Purchase Price.

         (k) In any case in which this Section 11 shall require that an adjustment be made effective as of a record date for a specified event, the Company may elect (with prompt written notice of such election to the Rights Agent) to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the shares of Preferred Stock and other securities, cash or property of the Company, if any, issuable upon such exercise over and above the shares of Preferred Stock and other securities, cash or property of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or other securities, cash or property upon the occurrence of the event requiring such adjustment.

         (l) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors of the Company in its sole discretion shall determine to be advisable in order that any combination or subdivision of the Preferred Stock, issuance wholly for cash of any Preferred Stock at less than the Current Market Price per share of Preferred Stock, issuance wholly for cash of Preferred Stock or securities which by their terms are convertible into or exchangeable or exercisable for Preferred Stock, stock dividends or issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Stock, shall not be taxable to such shareholders.

         (m) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with, (ii) merge with or into, or
(iii) directly or indirectly sell, lease or otherwise transfer or dispose of (in one transaction or a series of related transactions) property, assets or earning power aggregating more than 50% of the property, assets or earning power of the Company and its Subsidiaries taken as a whole, to any other Person if (A) at the time of or immediately after such consolidation, merger, sale, lease, transfer or disposition there are any rights, warrants, securities or other instruments outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights; (B) prior to, simultaneously with or immediately after such consolidation, merger, sale, lease, transfer or disposition the shareholders (or equity holders) of the Person who constitutes, or would constitute, the Principal Party for purposes of
Section 13(a) hereof or any
of its Affiliates or Associates shall have received a distribution of Rights; or
(C) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights. The Company shall not consummate any such consolidation, merger, sale, lease, transfer or disposition unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this
Section 11(m).

         (n) The Company covenants and agrees that, after the later to occur of the Stock Acquisition Date and the Distribution Date, it will not, except as permitted by Section 11(a)(iv), 26 or 29(b), take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will, directly or indirectly, diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

         (o) Anything in this Agreement to the contrary notwithstanding, if the Company shall at any time prior to the Distribution Date (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, (iii) combine (by a reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, or (iv) issue any securities in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), then the number of Rights associated with each share of Common Stock or (in a reclassification) each security then outstanding, or issued or delivered thereafter but prior to the Distribution Date, and the Purchase Price under, and the number of one one-hundredths of a share of Preferred Stock issuable in respect of, the Rights, shall be proportionately adjusted, so that following such event one Right (with the Purchase Price and the number of one one-hundredths of a share of Preferred Stock proportionately adjusted thereunder) shall thereafter be associated with each share of Common Stock or (in a reclassification) each security then outstanding, or issued or delivered thereafter but prior to the Distribution Date. For example, if the Company effects a two-for-one stock split of the Common Stock at a time when each Right (if it becomes exercisable) would entitle the holder to purchase one one-hundredth of a share of Preferred Stock for a Purchase Price of $"$100", then following such stock split each previous Right would be split into two current Rights and thereafter each such current Right, upon becoming exercisable, would (subject to further adjustment) entitle the holder to purchase one one-hundredth of a share of Preferred Stock at a Purchase Price of 1/2 x $"$50".

         Section 12. Certification of Adjustments. Whenever an adjustment is made or any event affecting the Rights or their exercisability (including, without limitation, an event which causes Rights to become null and void) occurs as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts and calculations accounting for such adjustment or describing such event, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock a copy of such certificate, and (c) mail or cause the Rights Agent to mail a brief summary thereof to each holder of a Rights Certificate (or, if no Rights Certificates have been issued, to each holder of a certificate representing shares of Common Stock) in accordance with Section 25. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment. Any adjustment to be made pursuant to Section 11 or 13 shall be effective as of the date of the event giving rise to such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement contained therein and shall have no duty or liability with respect to and shall not be deemed to have knowledge of such adjustment or event unless and until it shall have received such certificate.

         Section 13. Consolidation, Merger or Sale or Transfer of Property, Assets or Earning Power.

         (a) A "Business Combination" shall be deemed to occur in the event that, on or following a Triggering Event, (i) the Company shall, directly or indirectly, consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m) and Section 11(n)) in a transaction in which the Company is not the continuing, resulting or surviving corporation of such merger or consolidation;
(ii) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(m) and Section 11(n)) shall, directly or indirectly, consolidate with the Company, or shall merge with and into the Company, in a transaction in which the Company is the continuing, resulting or surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Common Stock shall be changed (including, without limitation, any conversion into or exchange for securities of the Company or of any other Person, cash or any other property); (iii) the Company shall, directly or indirectly, effect a share exchange in which all or part of the Common Stock shall be changed (including, without limitation, any conversion into or exchange for securities of any other Person, cash or any other property); or (iv) the Company shall, directly or indirectly, sell, lease, exchange, mortgage, pledge (other than pledges in the ordinary course of the Company's financing activities) or otherwise transfer or dispose of (or one or more of its Subsidiaries shall directly or indirectly sell, lease, exchange, mortgage, pledge (other than pledges in the ordinary course of the Company's financing activities) or otherwise transfer or dispose of), in one transaction or a series of related transactions, property, assets or earning power aggregating more than 50% of the property, assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person (other than the Company or any of its Subsidiaries in one or more transactions each and all of which comply with Section 11(m) and Section 11(n)).

         In the event of a Business Combination, proper provision shall be made so that each holder of a Right (except as otherwise provided in this Agreement) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the Purchase Price immediately prior to the first occurrence of a Triggering Event multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event (without giving effect to the Triggering Event) in accordance with the terms of this Agreement, such number of shares of Common Stock of the Principal Party as shall be equal to the result obtained by (x) multiplying the Purchase Price immediately prior to the first occurrence of a Triggering Event by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event (without giving effect to the Triggering Event), and (y) dividing that product by 50% of the Current Market Price per share of the Common Stock of such Principal Party immediately prior to the consummation of such Business Combination. All shares of Common Stock of any Person for which any Right may be exercised after consummation of a Business Combination as provided in this Section 13(a) shall, when issued upon exercise thereof in accordance with this Agreement, be duly and validly authorized and issued, fully paid, nonassessable, freely tradeable, not subject to liens or encumbrances, and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof of any kind or nature whatsoever.

         (b) After consummation of any Business Combination, (i) the Principal Party shall be liable for, and shall assume, by virtue of such Business Combination and without the necessity of any further act, all the obligations and duties of the Company pursuant to this Agreement, (ii) the term "Company" as used in this Agreement shall thereafter be deemed to refer to such Principal Party, and (iii) such Principal Party shall take all steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with Section 9) in connection with such Business Combination as is necessary to ensure that the provisions of this Agreement shall thereafter be applicable, as nearly equivalent as practicable, in relation to the shares of its Common Stock thereafter deliverable upon the exercise of the Rights.

         (c) The Company shall not consummate any Business Combination unless prior thereto (i) the Principal Party shall have a sufficient number of authorized shares of its Common Stock which have not been issued or reserved for issuance (other than shares reserved for issuance pursuant to this Agreement to the holders of Rights) to permit the exercise in full of the Rights in accordance with this Section 13; (ii) the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the fulfillment of the Principal Party's obligations and the terms as set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable on or after the date of such Business Combination, the Principal Party, at its own expense, shall (A) prepare and file, if necessary, a registration statement on an appropriate form under the Securities Act with respect to the Rights and the securities purchasable upon exercise of the Rights; (B) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable after such filing and remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; (C) deliver to holders of the Rights historical financial statements for the Principal Party and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act; (D) use its reasonable best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the state securities or "blue sky" laws of such jurisdictions as may be necessary or appropriate; (E) use its reasonable best efforts to list the Rights and the securities purchasable upon exercise of the Rights on a United States national securities exchange; and (F) obtain waivers of any rights of first refusal or preemptive rights in respect of the Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights; (iii) the Company and the Principal Party shall have furnished to the Rights Agent an opinion of independent counsel stating that such supplemental agreement is a legal, valid and binding agreement of the Principal Party enforceable against the Principal Party in accordance with its terms; and (iv) the Company and the Principal Party shall have filed with the Rights Agent a certificate of a nationally recognized firm of independent accountants setting forth the number of shares of Common Stock of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

         (d) The provisions of this Section 13 shall similarly apply to successive Business Combinations. In the event a Business Combination shall be consummated at any time after the occurrence of a Triggering Event, the Rights which have not theretofore been exercised shall thereafter be exercisable for the consideration and in the manner described in Section 13(a). Following a Business Combination, the provisions of Section 11(a)(ii) shall be of no effect.

         (e) Notwithstanding any other provision of this Agreement to the contrary, no adjustment to the number of shares of Preferred Stock (or fractions of a share) or other securities, cash or other property for which a Right is exercisable or the number of Rights outstanding or associated with each share of Common Stock or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Sections 11 and 13, unless the terms of this Agreement are amended so as to preserve such benefits.

         (f) The Company covenants and agrees that it shall not effect any Business Combination if at the time of, or immediately after such Business Combination, there are any rights, options, warrants or other instruments outstanding which would diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

         (g) Without limiting the generality of this Section 13, in the event the nature of the organization of any Principal Party shall preclude or limit the acquisition of Common Stock of such Principal Party upon exercise of the Rights as required by Section 13(a) as a result of a Business Combination, it shall be a condition to such Business Combination that such Principal Party shall take such steps (including, but not limited to, a reorganization) as may be necessary to ensure that the benefits intended to be derived under this
Section 13 upon the exercise of the Rights are assured to the holders thereof.

         (h) In addition to, and without limiting, any other provision of this
Section 13, in case the Principal Party which is to be a party to a transaction referred to in this Section 13 has provision in any of its authorized securities or in its certificate of incorporation or by-laws or other instrument governing its corporate affairs (or equivalent documents for a non-corporate Person), which provision would have the effect of (i) causing such Principal Party to issue (other than to holders of Rights pursuant to this Section 13), in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, Common Stock of such Principal Party at less than the then Current Market Price per share or securities exercisable for, or convertible into, Common Stock of such Principal Party at less than such then Current Market Price, or (ii) providing for any special payment, tax, charge or similar provisions in connection with the issuance of the Common Stock of such Principal Party pursuant to the provisions of this Section 13, then, in such event, the Company hereby agrees with each holder of Rights that it shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been cancelled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.

         Section 14. Fractional Rights and Fractional Shares.

         (a) The Company shall not be required to issue fractional Rights or to distribute Rights Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may at its option pay to the registered holders of the Rights Certificates with respect to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of a Right for the Trading Day immediately prior to the date on which such fractional Rights otherwise would have been issuable. The closing price for any Trading Day shall be the last sale price, regular way, on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Rights are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any United States national securities exchange, the closing price quoted on the Nasdaq Stock Market or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by any National Association of Securities Dealers, Inc. quotations system or such other system then in use or, if on such day the Rights are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Rights selected by a majority of the Board of Directors of the Company (which selection shall be final, binding and conclusive for all purposes). If on such day no such market maker is making a market in the Rights, the current market value of the Rights on such day shall be determined in good faith by a majority of the Board of Directors of the Company, whose determination shall be described in a statement filed with the Rights Agent and shall be final, binding and conclusive for all purposes.

         (b) The Company shall not be required to issue fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) upon exercise of the Rights or to distribute certificates which evidence fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock). Fractions of shares of Preferred Stock may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Stock. In lieu of fractional shares of Preferred Stock that are not integral multiples of one one-hundredth of a share of Preferred Stock, the Company may at its option (i) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full one one-hundredth of a share of Preferred Stock upon the surrender of such scrip or warrants aggregating a full one one-hundredth of a share of Preferred Stock, or (ii) pay to the registered holders of Rights Certificates at the time such Rights Certificates are exercised as provided in this Agreement an amount in cash equal to the same fraction of the current market value of a share of Preferred Stock. For purposes of this Section 14(b), the current market value of a share of Preferred Stock shall be the closing price of a share of Preferred Stock (as determined pursuant to the second sentence of the definition of "Current Market Price" in Section 1) for the Trading Day immediately prior to the date of such exercise.

         (c) The Company shall not be required to issue fractions of shares of Common Stock or Common Stock Equivalents or to distribute certificates which evidence fractional shares of Common Stock or Common Stock Equivalents. In lieu of such fractional shares of Common Stock or Common Stock Equivalents, the Company shall pay to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock or Common Stock Equivalents would otherwise be issuable an amount in cash equal to the product derived by multiplying (x) the subject fraction, by (y) Current Market Price of the Company's Common Stock.

         (d) The holder of a Right by his acceptance thereof expressly waives any right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as otherwise provided in this Agreement).

         (e) Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.

         Section 15. Rights of Action.

         (a) Except as otherwise provided, all rights of action in respect of this Agreement are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, any registered holders of associated Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, any share of associated Common Stock), without the consent of the Rights Agent or of the holder of any other Right, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company or any Principal Party to enforce, or otherwise act in respect of, his rights pursuant to this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled, without posting any bond, to specific performance of the obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, judgment, decree or ruling (whether interlocutory or final) issued by a court or by a governmental, regulatory, self-regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use all reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as reasonably practicable.

         Section 16. Agreement of Rights Holders Concerning Transfer and Ownership of Rights. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

         (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Stock;

         (b) after the Distribution Date, the Rights Certificates will be transferable on the registry books of the Rights Agent only if surrendered at the designated office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer;

         (c) the Company and the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificate or the associated Common Stock certificate made by anyone other than the Company, the transfer agent for the Common Stock or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

         (d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its reasonable best efforts to have any such order, decree, judgment or ruling lifted or otherwise overturned as soon as possible.

         Section 17. Rights Holder Not Deemed a Shareholder. No holder, as such, of any Rights Certificate shall be entitled to vote or to receive dividends or distributions or shall be deemed for any purpose the holder of Preferred Stock or any other securities, cash or other property which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained in this Agreement or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a shareholder of the Company, including, without limitation, any right (i) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (ii) to give or withhold consent to any corporate action,
(iii) to receive notice of meetings or other actions affecting shareholders (except as provided in Section 24), (iv) to receive dividends, distributions or subscription rights, or (v) to institute, as a holder of Preferred Stock or other securities issuable on exercise of the

Rights represented by any Rights Certificate, any derivative action on behalf of the Company, or otherwise, until and only to the extent that the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions of this Agreement.

         Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense (including without limitation, the reasonable fees and expenses of legal counsel) incurred without gross negligence, bad faith, or willful misconduct on the part of the Rights Agent (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. This indemnification shall survive the termination of this Agreement, the exercise of or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.

         The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Rights Certificate or certificate for Preferred Stock or Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, when necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20.

         Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any Person or other entity into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person or other entity resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person or other entity succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such Person or other entity would be eligible for appointment as a successor Rights Agent under
Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificate so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificate either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

         In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

         Section 20. Duties of Rights Agent. The Rights Agent undertakes and agrees to perform the duties and obligations expressly imposed by this Agreement (and no implied duties) upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

         (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion.

         (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person or any Affiliate or Associate of an Acquiring Person or the determination of Current Market Price) be proved or established by the Company prior to taking, suffering or omitting any action hereunder, such fact or matter (unless other evidence in respect thereof be specifically prescribed in this Agreement) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Treasurer or the Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it under this Agreement in reliance upon such certificate.

         (c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

         (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

         (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due execution and delivery of this Agreement by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any change in the transferability or exercisability of the Rights or any change or adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Section 3, 11, 13 or 23 or any other provision of this Agreement or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any change or adjustment is required); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock, Common Stock or other securities to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Preferred Stock, Common Stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

         (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performance by the Rights Agent of its duties and obligations under this Agreement.

         (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer of the Company, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such officer. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or suffered or such omission shall be effective. The Rights Agent shall not be liable for any action taken or suffered by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.

         (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though the

Rights Agent were not serving as such under this Agreement. Nothing in this Agreement shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

         (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

         (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights hereunder if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.

         (k) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, either has not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

         Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. Notwithstanding any other provision of this Agreement, in no event shall the resignation or removal of a Rights Agent be effective until a successor Rights Agent shall have been appointed and have accepted such appointment. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the incumbent Rights Agent or the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a Person organized and doing business under the laws of the United States or any state of the United States so long as such Person is authorized to conduct a corporate trust or banking business under the laws of such state and is in good standing, which is authorized under such laws to exercise corporate trust powers or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital surplus and undivided profits aggregating of at least $50,000,000 or (ii) an Affiliate of a Person described in clause (i). After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock and mail a notice thereof in writing to the registered holders of the Rights Certificates. Neither the failure to give any notice provided for in this Section 21, however, nor any defect therein, shall affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights Certificates to the contrary, the Company may, at its option, issue new Rights Certificates evidencing new Rights in such form as may be approved by a majority of the Board of Directors of the Company to reflect any adjustment or change in the Purchase Price per share and the number or kind or class of securities, cash or other property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Stock following the Distribution Date and prior to the Redemption Date, the Company may with respect to Common Stock so issued or sold pursuant to (i) the exercise of stock options, (ii) under any employee plan or arrangement,
(iii) upon the exercise, conversion or exchange of securities notes or debentures issued by the Company or (iv) a contractual obligation of the Company, in each case existing prior to the Distribution Date, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale.

         Section 23. Redemption.

         (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the later of the Stock Acquisition Date and the Distribution Date and (ii) the Expiration Date, redeem all but not less than all of the then-outstanding Rights at a redemption price of $.01 per Right (the "Redemption Price") appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring on or after the date of this Agreement. The Company may, at its option, pay the Redemption Price in cash, shares (including fractional shares) of Common Stock (based on the Current Market Price of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.

         (b) At the time and date of effectiveness set forth in any resolution of the Board of Directors of the Company ordering the redemption of the Rights (the "Redemption Date"), without any further action and without any further notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price; provided, however, that such resolution of the Board of Directors of the

Company may be revoked, rescinded or otherwise modified at any time prior to the time and date of effectiveness set forth in such resolution, in which event the right to exercise will not terminate at the time and date originally set for such termination by the Board of Directors of the Company. As soon as practicable after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the issuance of Rights Certificates, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner provided in this Agreement shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights. In the case of a redemption permitted under this Section 23, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the issuance of the Rights Certificates, on the registry books of the transfer agent for the Common Stock, and upon such action, all outstanding Rights Certificates shall be null and void without any further action by the Company. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than as specifically set forth in this Section 23 and other than in connection with the purchase of shares of Common Stock prior to the earlier of the Distribution Date and the Expiration Date.

         Section 24. Notice of Certain Events. In case the Company, on or after the Distribution Date, shall propose to (a) pay any dividend payable in stock of any class to the holders of its Preferred Stock or to make any other distribution to the holders of its Preferred Stock (other than a regular periodic regular cash dividend at an annual rate not in excess of: (x) 125% of the annual rate of the cash dividend paid on the Preferred Stock during the immediately preceding fiscal year, or if the Preferred Stock was not outstanding during such preceding fiscal year, then 125% of the annual rate of the regular cash dividend paid on the Common Stock during such year, or (y) in the event that a regular cash dividend was not paid on the Preferred Stock (or Common Stock) during such preceding fiscal year, 5% of the Current Market Value of the Preferred Stock on the date such regular cash dividend was first declared); or
(b) offer to the holders of its Preferred Stock rights, options or warrants to subscribe for or to purchase any additional shares of Preferred Stock or shares of stock of any class or any other securities, rights or options; or (c) effect any reclassification of the Preferred Stock (other than a reclassification involving only the subdivision of outstanding shares of Preferred Stock, a change in the par value of such Preferred Stock or a change from par value to no par value); or (d) directly or indirectly effect any consolidation or merger into or with, or effect any sale, lease, exchange or other transfer or disposition (or to permit one or more of its Subsidiaries to effect any sale, lease, exchange or other transfer or disposition), in one transaction or a series of related transactions, of more than 50% of the property, assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person; or (e) effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 25, a notice of such proposed action, which shall specify any record date for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, consolidation, merger, sale, lease, exchange, transfer, disposition, liquidation, dissolution, or winding up is to take place and if such holders will or may participate therein, the date of participation therein by the holders of Common Stock and/or Preferred Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least 20 days prior to the record date for determining holders of the Preferred Stock for purposes of such action, and in the case of any such other action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein, if any, by the holders of Preferred Stock, whichever shall be the earlier.

         In case any Triggering Event or Business Combination shall occur, then, in any such case, the Company shall as soon as practicable thereafter, but not prior to the Distribution Date, give to each holder of a Rights Certificate, in accordance with Section 25, notice of the occurrence of such Triggering Event or Business Combination, which shall specify the Triggering Event or Business Combination and include a description of the consequences of such event to holders of Rights under Section 11(a)(ii) or 13.

         The failure to give notice as required by this Section 24 or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.

         Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address (or another person's attention) is filed in writing with the Rights Agent) as follows:

                  General Maritime Corporation
                  299 Park Avenue
                  Second Floor
                  New York, New York  10171
                  Attention: General Counsel

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address (or another person's attention) is filed in writing with the Company) as follows:

                  Mellon Investor Services LLC
                  44 Wall Street, 6th. Floor
                  New York, NY 10005
                  Attention: Relationship Manager

                  With a copy to:

                  Mellon Investor Services LLC
                  Newport Office Center VII
                  Jersey City, New Jersey 07310
                  Attention: General Counsel

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or, if no Rights Certificates have been issued, if sent by first-class mail, postage prepaid, addressed to the holder of a certificate representing shares of Common Stock at the address of such holder as shown on the Company's Common Stock registry books).

         Section 26. Amendments and Supplements. This Agreement may not be amended or supplemented except as permitted in Section 26(a) or 26(b) or as contemplated by Section 11(a)(iii).

         (a) At any time prior to the later to occur of the Stock Acquisition Date and the Distribution Date, a majority of the Board of Directors of the Company may, and the Rights Agent, subject to the other terms and conditions of this Agreement, shall, if so directed, amend or supplement any provision of this Agreement without the approval of any holders of Rights.

         (b) From and after the later to occur of the Stock Acquisition Date and the Distribution Date, a majority of the Board of Directors of the Company may, and the Rights Agent shall, if so directed, amend or supplement this Agreement without the approval of any holders of Rights Certificates (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision of this Agreement, or (iii) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person).

         (c) Immediately upon the action of a majority of the Board of Directors of the Company providing for any amendment or supplement pursuant to this
Section 26, and without any further action and without notice, such amendment or supplement shall be deemed effective. Promptly following the adoption of any amendment or supplement pursuant to this Section 26, the Company shall deliver to the Rights Agent a copy, certified by the Secretary or any Assistant Secretary of the Company, of resolutions of a majority of the Board of Directors of the Company adopting such amendment or supplement. Upon such delivery, the amendment or supplement shall be administered by the Rights Agent as part of this Agreement in accordance with the terms of this Agreement, as so amended or supplemented. Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent's own rights, duties, obligations or immunities under this Agreement.

         Section 27. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 28. Benefits of this Agreement; Determinations and Actions by the Board of Directors. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of Rights any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights.

         The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations and calculations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights, to exchange or not exchange the Rights for Common Stock or other securities of the Company, or to amend or supplement this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights. Unless otherwise notified, the Rights Agent shall always be entitled to assume that the Board of Directors of the Company acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon.

         Section 29. Severability.

         (a) If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or to any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (b) If legal counsel to the Company delivers to the Company a written opinion to the effect that, as a result of changes in federal law or the law of the Republic of the Marshall Islands, any term, provision, covenant or restriction of this Agreement may be invalid, void or unenforceable, then, notwithstanding any other provision of this Agreement to the contrary, the Company and the Rights Agent may amend this Agreement to modify, revise or delete such term, provision, covenant or restriction to the extent necessary to comply with such law as so changed.

         Section 30. Governing Law. This Agreement and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the Republic of the Marshall Islands and shall be interpreted and construed to the extent permitted by Section 13 of the Republic of Marshall Islands Associations Law in a manner consistent with the internal laws

(but not including the principles of conflict of laws) of the State of Delaware; except that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within such State.

         Section 31. Counterparts. This Agreement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

         Section 32. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 33. Grammatical Construction. Throughout this Agreement, where such meanings would be appropriate, (a) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms (e.g., references to "he" shall also include "she" and "it" and references to "who" and "whom" shall also include "which"), (b) the plural form of nouns and pronouns shall include the singular and vice-versa, (c) reference to a Section means a Section of this Agreement, and (d) the word "including" means "including, without limitation," whether expressly stated or not.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                              GENERAL MARITIME CORPORATION

Attest:

                              By:______________________________________
Secretary                     Name:
                              Title:
[Corporate Seal]





                              MELLON INVESTOR SERVICES LLC

Attest:


                              By:______________________________________
Name:                         Name:
Title:                        Title:
[Corporate Seal]

                                    Exhibit A

                       Form of Certificate of Designation

                           Certificate of Designation
                                       of
                          General Maritime Corporation

Pursuant to Section 35 of Part I (Business Corporations Act) of the Republic of the Marshall Islands Associations Law:

         We, Peter C. Georgiopoulos , Chief Executive Officer, and John C. Georgiopoulos, Secretary, of General Maritime Corporation, a corporation organized and existing under the Republic of the Marshall Islands Associations law (the "Corporation"), in accordance with the provisions of Section 35 of Part I thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors on December 2, 2005, adopted the following resolution creating a series of 500,000 shares of Preferred Stock designated as Series A Junior Participating Preferred
Stock:

         RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof are as follows:

      SECTION 1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 500,000.

      SECTION 2. Dividends and Distributions.

            (A) Out of the surplus or net profits of the Corporation legally available for the payment of dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when and as such dividends may be declared by the Board of Directors, quarterly dividends payable in cash on the tenth days of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A

Junior Participating Preferred Stock. In the event the Corporation shall at any time after December 7, 2005 (the "Rights Declaration Date") (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock shall have been entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares shall be prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date on which shares of Series A Junior Participating Preferred Stock are first issued, or unless the date of issue shall be a Quarterly Dividend Payment Date or shall be a date after the record date for the next Quarterly Dividend Payment Date and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

            (C) Dividends payable upon the share of Series A Junior Participating Preferred Stock shall be cumulative (whether or not in any dividend period or periods there shall be surplus or net profits of the Corporation legally available for the payment of such dividends) so that, if on any Quarterly Dividend Payment Date dividends upon the outstanding shares of Series A Junior Participating Preferred Stock shall not have been paid, or declared and a sum sufficient for the payment thereof set apart for such payment, the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared on the shares of Series A Junior Participating Preferred Stock and a sum sufficient for the payment thereof set apart for such payment, before any dividend shall be declared or paid upon or set apart for, or any other distribution shall be made in respect of, or any payment shall be made in respect of, or any payment shall be made on account of the purchase of, the Common Stock or any series of Preferred Stock subordinate to the Series A Junior Participating Preferred Stock.

      SECTION 3. Distributions to Holders of Series A Junior Participating Preferred Stock and Common Stock. Out of any surplus or net profits of the Corporation legally available for dividends remaining after full cumulative dividends upon any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock shall have been paid for all past dividend periods, and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends on any series of Preferred Stock ranking senior to the Series A Junior Participating Preferred Stock then outstanding to the most recent Quarterly Dividend Payment Date and after the Corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required to be set aside in respect of any sinking fund or purchase fund with respect to any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock then outstanding and entitled to the benefit of a sinking fund or purchase fund, and after the Corporation shall have made provision for compliance in respect of the current sinking fund or purchase period for any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock, then and not otherwise the holders of Series A Junior Participating Preferred Stock shall be entitled to or may receive dividends and redemption payments as provided herein. Out of any surplus or net profits of the Corporation legally available for dividends remaining after full cumulative dividends upon the shares of Series A Junior Participating Preferred Stock then outstanding shall have been paid through the preceding Quarterly Dividend Payment Date, and after the Corporation shall have complied with the provisions in respect of any and all amounts then or theretofore required (if any) to be set aside or applied in respect of any redemption payments in respect of shares of Series A Junior Participating Preferred Stock, then and not otherwise, the holders of Common Stock and of any series of Preferred Stock ranking subordinate to Series A Junior Participating Preferred Stock shall, subject to the rights of any other series of Preferred Stock then outstanding, to paragraph (A) of Section 2 hereof and to the provisions of the Certificate of Incorporation, be entitled to receive such dividends as may from time to time be declared by the Board of Directors.

      SECTION 4. Voting.

            (A) Holders of shares of Series A Junior Participating Preferred Stock shall be entitled to 100 votes for each share of stock held. In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number of votes by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event. Except as provided in this Section 4 and except as may be required by applicable law, holders of shares of Series A Junior Participating Preferred Stock shall vote with the Common Stock on all matters required to be submitted to holders of Common Stock and shall not be entitled to vote as a separate class with respect to any matter.

            (B) So long as any shares of Series A Junior Participating Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series A Junior Participating Preferred Stock at the time outstanding (or such greater percentage as may be required under applicable law), acting as a single class, alter or change the powers, preferences or rights given to the Series A Junior Participating Preferred Stock by the Certificate of Incorporation so as to affect such powers, preferences or rights adversely.

            (C) If at the time of any annual meeting of shareholders of the Corporation for the election of directors a default in preference dividends, as the term "default in preference dividends" is hereinafter defined with respect to the Series A Junior Participating Preferred Stock, shall exist, the holders of the Series A Junior Participating Preferred Stock, voting separately as a class with the holders of any other series of Preferred Stock so entitled to vote, shall have the right to elect two members of the Board of Directors; and the holders of the

Common Stock shall not be entitled to vote in the election of the directors of the Corporation to be elected as provided in the foregoing clause. Whenever a default in preference dividends shall commence to exist, the Corporation, upon the written request of the holders of 5% or more of the outstanding shares of Preferred Stock so entitled to vote, shall call a special meeting of the holders of the Preferred Stock so entitled to vote, such special meeting to be held within 120 days after the date on which such request shall be received by the Corporation, for the purpose of enabling such holders to elect members of the Board of Directors as provided in the immediately preceding sentence; provided, however, that such special meeting need not be called if an annual meeting of shareholders of the Corporation for the election of directors shall be scheduled to be held within such 120 days; and provided further that in lieu of any such special meeting, the election of the directors to be elected thereat may be effected by the written consent of the holders of a majority of the outstanding shares that would be entitled to be voted upon at such special meeting. Prior to any such special meeting or meetings, the number of directors of the Corporation shall be increased to the extent necessary to provide as additional places on the Board of Directors the directorships to be filled by the directors to be elected thereat. Any director elected as aforesaid by the holders of shares of Preferred Stock or of any series thereof shall cease to serve as such director whenever a default in preference dividends shall cease to exist. If, prior to the end of the term of any director elected as aforesaid by the holders of shares of the Preferred Stock or of any series thereof, or elected by the holders of Common Stock, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the Bylaws; provided, however, that if such vacancy shall be filled by election by the shareholders at a meeting thereof, the right to fill such vacancy shall be vested in the holders of that class of stock or series thereof which elected the director the vacancy in the office of whom is so to be filled, unless, in any such case, no default in preference dividends shall exist at the time of such election. For the purposes of this paragraph (C), a "default in preference dividends" with respect to the Series A Junior Participating Preferred Stock shall be deemed to have occurred whenever the amount of dividends in arrears upon the Series A Junior Participating Preferred Stock shall be equivalent to six full quarterly dividends or more, and, having so occurred, such default in preference dividends shall be deemed to exist thereafter until, but only until, all dividends in arrears on all shares of the Series A Junior Participating Preferred Stock then outstanding shall have been paid. The term "dividends in arrears" whenever used in this paragraph (C) with reference to the Series A Junior Participating Preferred Stock shall be deemed to mean (whether or not in any dividend period in respect of which such term is used there shall have been surplus or net profits of the Corporation legally available for the payment of dividends) that amount which shall be equal to cumulative dividends at the rate for the Series A Junior Participating Preferred Stock for all past quarterly dividend periods less the amount of all dividends paid, or deemed paid, for all such periods upon such Series A Junior Participating Preferred Stock. Nothing herein contained shall be deemed to prevent an increase in the number of directors of the Corporation pursuant to its Bylaws as from time to time in effect so as to provide as additional places on the Board of Directors directorships to be filled by the directors so to be elected by the holders of the Series A Junior Participating Preferred Stock, or to prevent any other change in the number of the directors of the Corporation.

            (D) Except as set forth herein or as otherwise required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      SECTION 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

      SECTION 6. Liquidation Rights.

            (A) Upon any liquidation (voluntary of otherwise), dissolution or winding up of the Corporation ("Liquidation"), the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on the shares of any series of Preferred Stock subordinate to Series A Junior Participating Preferred Stock as to assets in the event of any Liquidation ("Junior Shares") or on the Common Stock, the amount of $100.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon through the date of final distribution (the "Series A Liquidation Preference").

            (B) The shares of Series A Junior Participating Preferred Stock shall be subordinate to any other series of Preferred Stock unless the provisions of such other series provide otherwise, and shall be preferred over the Common Stock, as to assets in the event of any Liquidation. In the event of any Liquidation, the holders of the shares of Series A Junior Participating Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders (after payment in full of all amounts payable in respect of any series of Preferred Stock ranking senior to Series A Junior Participating Preferred Stock), an amount determined as provided in paragraph (A) of this Section 6 for every share of Series A Junior Participating Preferred Stock before any distribution of assets shall be made to the holders of any Junior Shares or to the holders of the Common Stock. If, in the event of any Liquidation, the holders of the Series A Junior Participating Preferred Stock shall have received all the amounts to which they shall be entitled in accordance with the terms of paragraph (A) of this Section 6, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by
(ii) 100 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause
(ii) being referred to herein as the "Adjustment Number"). Following the payment of the full amount of the Common Adjustment in respect of all outstanding shares of Common Stock, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed to the holders of Series A Junior Participating Preferred Stock and Common Stock in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively. If, upon any Liquidation, the amounts payable on or with respect to Series A

Junior Participating Preferred Stock and any series of Preferred Stock ranking on a parity with Series A Junior Participating Preferred Stock are not paid in full, the holders of shares of such Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such Preferred Stock were paid in full.

            (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (D) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or other entity or the merger or consolidation of any other corporation or other entity into or with the Corporation shall be deemed to be a Liquidation for the purposes of this
Section 6.

      SECTION 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock shall be exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

       SECTION 8. Optional Redemption.

            (A) The Corporation shall have the option to redeem the whole or any part of the Series A Junior Participating Preferred Stock at any time at a redemption price equal to, subject to the provision for adjustment hereinafter set forth, 100 times the "current per share market price" of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. In the event the Corporation shall at any time after the Rights Declaration Date (i) pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares or (iv) issue any shares by reclassification of its shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock shall be otherwise entitled immediately prior to such event under the immediately preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event. The "current per share market price" on any date shall be deemed to be the average of the closing prices per share of such Common Stock for the 10 consecutive Trading Days (as such term in hereinafter defined) immediately prior to such date. The closing price for each Trading Day shall be the last sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE") or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal United States national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any United States national securities exchange, the closing price quoted on the Nasdaq Stock Market or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by any National Association of Securities Dealers, Inc. quotations system or such other system then in use or, if on any such day the Common Stock is not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation (which selection shall be final, binding and conclusive for all purposes) or, if on such day no such market maker is be making a market in the Common Stock, the fair market value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation (which determination shall be final, binding and conclusive for all purposes). The term "Trading Day" shall mean a day on which the principal United States national securities exchange on which the Common Stock is be listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any United States national securities exchange, but are traded in the over-the-counter market and reported by Nasdaq, then any day for which Nasdaq reports the high bid and low asked prices in the over-the-counter market, or if the Common Stock is not traded in the over-the counter market and reported by Nasdaq, then any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

             (B) Notice of any such redemption shall be given by mailing to the holders of the Series A Junior Participating Preferred Stock a notice of such redemption, first class postage prepaid, not later than the thirtieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of Corporation. Any notice which shall be mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder shall have received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series A Junior

Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of such Series A Junior Participating Preferred Stock.

            (C) If less than all the outstanding shares of the Series A Junior Participating Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata or in such fair and equitable other manner as may be prescribed by resolution of the Board of Directors.

            (D) The notice of redemption to each holder of Series A Junior Participating Preferred Stock shall specify (a) the number of shares of Series A Junior Participating Preferred Stock of such holder to be redeemed,
(b) the date fixed for redemption, (c) the redemption price and (d) the place of payment of the redemption price.

            (E) If any such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with the bank or trust company designated in such notice, doing business in the United States of America and having a capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, in trust for the benefit of the holders of Series A Junior Participating Preferred Stock called for redemption, then, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all such shares called for redemption shall no longer be deemed outstanding, all rights with respect to such shares shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. In case less than all the shares represented by any surrendered certificate shall be redeemed, a new certificate shall be issued representing the unredeemed shares. Any interest accrued on such funds so deposited shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of six years from such redemption date shall be repaid to the Corporation, after which the holders of shares of Series A Junior Participating Preferred Stock called for redemption shall look only to the Corporation for payment thereof; provided, however, that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Corporation forthwith.

      SECTION 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

      SECTION 10. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this __ day of December, 2005.



                                       _______________________________________
                                       [Name]
                                       [Title]
Attest:


_____________________________
[Name]
Secretary

                                    Exhibit B

                           Form of Rights Certificate


Certificate No. R-                                             ________ Rights

NOT EXERCISABLE AFTER DECEMBER 5, 2015 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION OR EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]

                               Rights Certificate

                          GENERAL MARITIME CORPORATION


            This certifies that _________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of December 5, 2005 (as amended, the "Rights Agreement") between General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), and Mellon Investor Services LLC (the "Rights Agent"), unless notice of redemption shall have been previously given by the Company, to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York, New York time on December 5, 2015, at the office of the Rights Agent designated for such purposes, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid and nonassessable share of the Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock"), at a purchase price (the "Purchase Price") of $175.00 per one one-hundredth share, upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase duly executed. The Purchase Price may be paid in cash or by certified bank check or bank draft payable to the order of the Company.

            As provided in the Rights Agreement, the Purchase Price and the number of shares of Preferred Stock or other securities, cash or other property which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the occurrence of certain events.

            If the Rights evidenced by this Rights Certificate are or were formerly beneficially owned, on or after the Distribution Date by (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, or (ii) a direct or indirect transferee of an Acquiring Person (or of any Associate or Affiliate of an Acquiring Person), such Rights may become null and void, in which event the holder of any such Right (including any subsequent holder) shall not have any rights with respect to such Right.

            No person shall become an Acquiring Person as a result of acquisition of Common Stock upon consummation of a Qualified Offer or following consummation of a Qualified Offer.

            This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Capitalized terms used but not defined in this Rights Certificate that are defined in the Rights Agreement shall have the same meanings ascribed to them in the Rights Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the above-mentioned office of the Rights Agent.

            This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purposes, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Preferred Stock or other property as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

            Subject to the provisions of the Rights Agreement, the Rights evidenced by this Rights Certificate (a) may be redeemed by the Board of Directors of the Company at its option at a redemption price of $.01 per Right, subject to adjustment, payable, at the election of the Company, in cash or shares (including fractional shares) of Common Stock or such other consideration as the Board of Directors may determine at any time prior to the earlier of (i) 12:00 a.m. (midnight, New York, New York time) on the later of the Distribution Date and the Stock Acquisition Date, and (ii) the Expiration Date, or (b) may be exchanged after the later of the Distribution Date and the Stock Acquisition Date by the Board of Directors of the Company at its option in whole or in part for shares of the Company's Common Stock or other Company securities.

            No fractional shares of Preferred Stock (other than fractions that are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depository receipts) are required to be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof the Company may elect to (i) evidence fractional shares by depositary receipts, (ii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share, or (iii) make a cash payment, as provided in the Rights Agreement.

            No holder of this Rights Certificate, as such, shall be entitled to vote or to receive dividends on, or shall be deemed for any purpose the holder of, Preferred Stock or of any other securities, cash or property which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or this Rights Certificate be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or to institute, as a holder of Preferred Stock or other securities issuable on the exercise of the Rights represented by this Rights Certificate, any derivative action, or otherwise, until and only to the extent the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

            This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

            WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of _______ __, ____.

                                GENERAL MARITIME CORPORATION


                                By:__________________________________
                                   Name:
                                   Title:



Countersigned:

MELLON INVESTOR SERVICES LLC


By:______________________________
Name:
Title:

                  [Form of Reverse Side of Rights Certificate]

                               Form of Assignment

                (To be executed by the registered holder if such
               holder desires to transfer the Rights Certificate.)


      FOR VALUE RECEIVED the undersigned ________________ hereby sells, assigns and transfers unto

(Please print name and address of transferee) _________ Rights evidenced by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________________ with a power of attorney to transfer the said Rights and a Rights Certificate evidencing such Rights on the books of General Maritime Corporation, with full power of substitution.

            A new Rights Certificate evidencing the remaining balance, if any, of such Rights not hereby sold, assigned and transferred shall be mailed to and registered in the name of the undersigned unless such person requests that such Rights Certificate be registered in the name of and mailed to (complete only if a Rights Certificate evidencing any remaining balance of Rights is to be registered in a name other than the name of the undersigned):

Please insert Social Security or
other identifying number of transferee: _________________________

_________________________________________________________________
                   (Please print name and address)

_________________________________________________________________

                                   Certificate
                                   -----------

            The undersigned hereby certifies by checking the appropriate boxes that:

            (1) this Rights Certificate or any Rights evidenced hereby __ are __ are not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement); and

            (2) after due inquiry and to the best knowledge of the undersigned, the undersigned __ did __did not acquire any of the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:_________________________________            ___________________________

                                                          Signature


Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution with membership in a recognized signature guarantee medallion program as approved by the Stock Transfer Association.

                                     Notice
                                     ------


            The signature on the foregoing Form of Assignment must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

            In the event the certification set forth above in the Form of Assignment is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment or other transfer of this Rights Certificate or any Rights evidenced hereby, will affix a legend to that effect on any Rights Certificate issued in whole or partial exchange for this Rights Certificate.

                          Form of Election to Purchase
                          ----------------------------

                  (To be executed if holder desires to exercise
               the Rights represented by this Rights Certificate)

To:   General Maritime Corporation

            The undersigned hereby irrevocably elects to exercise
____________________ Rights represented by this Rights Certificate to purchase the shares of Preferred Stock or other securities, cash or other property issuable upon the exercise of such Rights and requests that certificates for such shares or other securities be issued in the name of, and such cash or other property be paid to:

Please insert social security
or other identifying number: ________________________


_________________________________________________________________
                   (Please print name and address)

_________________________________________________________________

            A new Rights Certificate evidencing the remaining balance, if any, of such Rights not hereby exercised shall be mailed to and registered in the name of the undersigned unless such person requests that such Rights Certificate be registered in the name of and mailed to (complete only if Rights Certificate evidencing any remaining balance of Rights is to be registered in a name other than the name of the undersigned):

Please insert social security
or other identifying number: ________________________


_________________________________________________________________
                  (Please print name and address)

_________________________________________________________________

                                   Certificate
                                   -----------


            The undersigned hereby certifies by checking the appropriate boxes that:

            (1) the Rights evidenced by this Rights Certificate __are __are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement); and

            (2) after due inquiry and to the best knowledge of the undersigned, the undersigned __ did __ did not acquire the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:  __________________________          __________________________________

                                                     Signature

Signature Guaranteed:

Signatures must be guaranteed by an eligible guarantor institution with membership in a recognized signature guarantee medallion program as approved by the Stock Transfer Association.

                                     Notice
                                     ------


            The signature on the foregoing Form of Election to Purchase must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

            In the event the certification set forth above in the Form of Election to Purchase is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and, in the case of an assignment or other transfer of this Rights Certificate or any Rights evidenced hereby, will affix a legend to that effect on any Rights Certificate issued in whole or partial exchange for this Rights Certificate.

                                    Exhibit C
                                    ---------

                  Summary of Rights to Purchase Preferred Stock
                  ---------------------------------------------

            On December 2, 2005, the Board of Directors of General Maritime Corporation (the "Company") authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company. The distribution is payable to the shareholders of record at the close of business on December 7, 2005 (the "Record Date"), which is also the payment date, and with respect to all shares of Common Stock that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, the exchange of the Rights, or the expiration of the Rights (and, in certain cases, following the Distribution Date). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") at an exercise price of $175.00 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights, and certain defined terms used herein, are set forth in a Rights Agreement (as amended, the "Rights Agreement") between the Company and Mellon Investor Services LLC as Rights Agent (the "Rights Agent"), dated as of December 5, 2005.

            Until the earlier to occur of (i) the expiration of the Company's redemption rights on the tenth business day after the date of public disclosure that a person or group other than certain Exempt Persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are Exempt Persons), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more (20% or more in the case of certain acquisitions by institutional investors) of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) the tenth business day after the date (the "Tender Offer Date") of commencement or public disclosure of an intention to commence a tender offer by a person other than an Exempt Person if, upon consummation of the offer, such person could acquire beneficial ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date") and (iii) the first date on which a Business Combination (as defined below) is deemed to occur, the Rights will be evidenced by Common Stock certificates and not by separate certificates. The Rights Agreement provides that, until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after December 7, 2005, upon transfer or new issuance of shares of Common
Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Rights Certificates alone will evidence the Rights.

            The Rights will first become exercisable on the later to occur of the Stock Acquisition Date and the Distribution Date (unless sooner redeemed or exchanged). The Rights will expire at the close of business on December 5, 2015 (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

            The Purchase Price payable, and the number of shares of Preferred Stock or other securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into or exchangeable for Preferred Stock at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends, subject to certain limitations set forth in the Rights Agreement) or of subscription rights or warrants (other than those referred to above). In addition, the Purchase Price payable, and the number of shares of Preferred Stock purchasable, on exercise of a Right is subject to adjustment in the event that the Company should (i) declare or pay any dividend on the Common Stock payable in Common Stock or (ii) effect a subdivision or combination of the Common Stock into a different number of shares of Common Stock.

            With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

            In the event that there is public disclosure that an Acquiring Person has become such, proper provision would be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees (which will thereafter be void), will after the later to occur of the Stock Acquisition Date and the Distribution Date have the right to receive upon exercise that number of shares of Common Stock (or other securities) having at the time of such transaction a market value of two times the Purchase Price of the Right. In addition, the Company's Board of Directors has the option of exchanging all or part of the Rights (excluding void Rights) for an equal number of shares of Common Stock in the manner described in the Rights Agreement.

            In the event that, at any time following public disclosure that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where the Common Stock is changed or exchanged or in a transaction or transactions as a result of which 50% or more of its consolidated assets or earning power are sold, proper provision would be made so that each holder of a Right (other than such Acquiring Person and certain related persons or transferees) (a "Business Combination") shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company or the Company, as the case may be, which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

            No person will become an Acquiring Person as a result of acquisition of Common Stock upon consummation of a Qualified Offer or following consummation of a Qualified Offer. A "Qualified Offer" means an offer satisfying all of the following criteria: (i) the person making the offer has publicly announced a bona fide intention to conduct a tender offer for all outstanding shares of Common Stock; (ii) the consideration offered must be all cash, and it must be equal for all holders of Common Stock; (iii) the offer must be conditioned upon the person making the offer beneficially owning a majority of the outstanding shares of Common Stock upon consummation of the offer, and the person making the offer must irrevocably commit that if the offer is consummated, holders who do not tender their shares in the offer shall receive the offer consideration in a merger as promptly as practicable following consummation of the offer; (iv) the person making the offer must indicate the source of financing for the offer and that such financing is unconditionally available to consummate the offer; (v) the person making the offer must make appropriate filings with the Securities and Exchange Commission; (vi) the person making the offer must not otherwise be an Acquiring Person; and (vii) holders of at least 75% of the outstanding Common Stock must state in writing that the offer should be deemed a Qualified Offer.

            At any time prior to the later of the Stock Acquisition Date and the Distribution Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), payable in cash, shares (including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors.

            At any time prior to the later of the Stock Acquisition Date and the Distribution Date, the Board of Directors of the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights. From and after the later of the Stock Acquisition Date and the Distribution Date, the Board of Directors of the Company may generally only amend or supplement the Rights Agreement without such approval only to cure ambiguity, correct or supplement any defective or inconsistent provision or change or supplement the Rights Agreement in any manner which shall not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof). Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

            Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment, when, as and if declared by the Board of Directors of the Company, equal to the greater of $1.00 per share and 100 times the dividend declared per share of Common Stock, subject to anti-dilution adjustment. In the event of liquidation, the holders of the Preferred Stock will be entitled to a preferential liquidation payment equal to $100 per share, plus accrued and unpaid dividends, subject to anti-dilution adjustment. Each share of Preferred Stock will have 100 votes per share, subject to anti-dilution adjustment, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per Common Stock, subject to anti-dilution adjustment. Each share of Preferred Stock will be redeemable at the option of the Company at a price equal to 100 times the current per share market price of the Common Stock, subject to anti-dilution adjustment.

            Exempt Persons include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company and (iv) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

            The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group (except as described above with respect to an Exempt Person) that attempts to acquire the Company on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group other than an Exempt Person has acquired beneficial ownership of 15% or more (20% or more in the case of certain acquisitions by institutional investors) of the Common Stock and the Rights are distributed, because until such time the Rights may generally be redeemed by the Company at $.01 per Right or the Company may amend the Rights Agreement to defer the Distribution Date to allow for the transaction.

            Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

            A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

                                                                       Exhibit 2


GENERAL MARITIME CORPORATION


CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680


                      GENERAL MARITIME CORPORATION'S BOARD
                     UNANIMOUSLY REJECTS UNSOLICITED, HIGHLY
                    CONDITIONAL PROPOSAL FROM FRONTLINE LTD.

             GENERAL MARITIME ALSO ADOPTS A SHAREHOLDER RIGHTS PLAN
                           AND AMENDS CERTAIN BY-LAWS


New York, New York, December 5, 2005 - General Maritime Corporation (NYSE: GMR) today announced that its Board of Directors unanimously rejected an unsolicited, highly conditional proposal from Frontline Ltd. to acquire the Company. In a letter to the Company, dated November 30, 2005, Frontline proposed to acquire all of General Maritime's outstanding shares for $39 per share in cash, less than a 1% premium to the closing of price of the Company's stock on November 30, 2005. The full text of Frontline's letter is reproduced at the end of this press release.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, "The Board reviewed Frontline's proposal and concluded that it does not reflect the underlying value of the Company and is not in the best interests of our shareholders."

Mr. Georgiopoulos added, "General Maritime's recent success in strengthening its fleet, operations and balance sheet has positioned the Company to continue to achieve strong results and generate significant value and returns for its shareholders. Over the past year, the Company has transformed itself into a 100 percent double-hull operator, lowered its cost structure, and achieved charter rates for its vessels that are comparable to or better than its peers. In addition, the Company has continued to post an impressive track record of creating value for its shareholders. General Maritime is not actively looking to sell the Company or enter into a business combination, but has always been and remains committed to exploring all opportunities that create value for our shareholders."

SHAREHOLDER RIGHTS PLAN AND AMENDED BY-LAWS

In light of the Frontline's 13-D filing on November 30, 2005 and their letter, General Maritime also announced that its Board of Directors has approved a Shareholder Rights

Plan and declared a dividend distribution of one Stock Purchase Right on each outstanding share of the Company's Common Stock. The Company further announced that the Board of Directors has approved amendments to the Company's by-laws requiring that nominations for directors or items for consideration at the Company's annual meeting of shareholders be delivered to the Company not less than 90 and not more than 120 days before the anniversary of the prior year's meeting. These actions were taken in an effort to ensure that the Board is able to preserve all of its options to create value for all its shareholders.

The Rights under the Shareholder Rights Plan are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company which are not otherwise in the best interests of the Company and all of its shareholders. The Plan is not designed or intended to prevent an acquisition of General Maritime on terms that are favorable and fair to all shareholders. The Board of Directors intends to evaluate the Shareholder Rights Plan within 12 months of its adoption and consider whether it continues to be appropriate, including whether it should be revoked or submitted to a shareholder vote.

The Rights will not be triggered as a result of a qualified offer. A qualified offer must satisfy the following conditions among others: it must be an all cash offer for all of the Company's shares; it must have no financing contingencies; it must provide for a back-end merger at the same cash price; and holders of at least 75% of the Company's outstanding common stock must support the offer in writing.

The dividend distribution will be made on December 7, 2005, payable to shareholders of record on that date, or as promptly thereafter as permitted under the rules and regulations of the NYSE and will also attach to shares of Common Stock issued by the Company after that date. Until the Rights become exercisable, the Rights will trade with the Common Stock and will not be evidenced by separate certificates. Upon the Rights becoming exercisable, the Rights will trade separately from the Common Stock and as soon as practicable thereafter, separate certificates evidencing the Rights will be mailed to the holders of record of the Common Stock as of the close of business on the date such event occurs and, thereafter, the separate Rights certificates alone will represent the Rights. The Rights distribution is not taxable to shareholders. The Rights will expire on December 5, 2015.

Further information concerning the Shareholder Rights Plan and amended by-laws is provided in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Full text of the letter sent to the Company by John Fredriksen, Chairman of Frontline Ltd., dated November 30, 2005 and received by the Company the next day:

      Dear Board Members:

      We are pleased to submit a proposal to acquire General Maritime Corporation in a cash transaction that will provide your stockholders with a substantial premium over the recent trading prices of General Maritime stock. We recently filed a Form 13D with the Securities and Exchange Commission disclosing that Frontline Ltd. owns approximately 9.9% of General Maritime's outstanding shares. A copy is attached.

      We are proposing to acquire all of General Maritime's outstanding shares in a transaction providing General Maritime's stockholders with cash consideration of $39 per share. This proposed consideration provides General Maritime's stockholders with a premium of 7.83% over the average trading prices, adjusted for dividends, during the 30 trading days prior to the November 29th close. Based on third party valuations of General Maritime's tanker fleet, we believe that our proposed consideration of $39 per share is equal or higher than the underlying net asset value of the General Maritime stock.

      Our offer is subject to receiving a positive recommendation by the General Maritime Board by no later than December 5th 2005 at 16.00 London time.

      Our offer is conditioned on a fully-committed deal and we would expect you to agree: (i) not to negotiate with anyone else who might approach you; (ii) to take our proposal to your stockholders regardless of what happens after we sign; (iii) to pay us a significant termination fee under customary circumstances. We would anticipate negotiating an agreement containing customary terms and conditions for a transaction of this type contemporaneously with our due diligence review. We are fully committed to finalizing the details of the transaction as quickly as possible and believe that, working together, if we can come to terms we could be in a position to announce a deal as early as December 6th 2005.

      In summary, we are enthusiastic about the prospects of a transaction between General Maritime and Frontline. We strongly believe that our proposal represents an exciting and rewarding opportunity for your company and your stockholders. We have made no public announcement of this matter at this time, and we would prefer to discuss our ideas with the General Maritime Board on a confidential, non-public basis. In the event that we are unable to work together to pursue a business combination, we will consider all possible alternatives.

      Clearly this matter has the highest priority for Frontline, and we look forward to hearing from you. [CONTACT INFORMATION DELETED]

                                    Very truly yours,

                                    /s/ John Fredriksen
                                    ----------------------------
                                    John Fredriksen

                                    Chairman


                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 39 tankers - 22 Aframax, 13 Suezmax tankers and four Suezmax newbuilding contracts with a carrying capacity of approximately 4.9 million dwt. Following the completion of the Company's recent vessel sales, General Maritime will own and operate a fleet of 30 tankers
- 19 Aframax, 7 Suezmax tankers, and four Suezmax newbuildings.

                                       ###